EXECUTION VERSION

EXHIBIT 10.27

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

CREDIT AGREEMENT
Dated as of March 6, 2017
Curis Royalty LLC, a Delaware limited liability company, a wholly-owned bankruptcy remote Subsidiary of the Parent, as Borrower, HealthCare Royalty Partners III, L.P., a Delaware limited partnership, as Lender and Curis, Inc., a Delaware corporation, as Parent, agree as follows (with certain terms used herein being defined in Article I):
ARTICLE I

INTERPRETATION
Section 1.01     Defined Terms. For the purposes of this Agreement:
“Academic Payment Obligations” means the Parent’s obligation to make payments to certain academic institutions under the Other License Agreements.
“Academic Payments” has the meaning set forth in Section 6.02(c).
“Academic Royalty Obligations” means the royalties due under the Academic Payment Obligations pursuant to the Other License Agreements.
“Account” means an “account” as defined in Article 9 of the Code.
“Adjusted Royalty Amounts” means, with respect to any Interest Period, the Royalty Amounts paid by Genentech during such Interest Period, minus the sum of: (i) the amount of any Escrow Agent Fees paid by Parent prior to or during such Interest Period in accordance with the terms of the Escrow Agreement and not previously reimbursed; (ii) the amount of any royalty payments paid by Parent prior to or during such Interest Period under the Academic Royalty Obligations and not previously paid or reimbursed and/or then due and payable by Parent under the Academic Royalty Obligations and not previously paid or reimbursed, as applicable and, in each case, excluding any Excess Academic Payments; (iii) the amount of any Borrower Expenses and/or Lender Reimbursable Expenses then due and payable by the Borrower and not previously paid or reimbursed; and (iv) the amount of any Indemnity Collection Costs actually incurred by Parent prior to or during such Interest Period and not previously reimbursed.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; unless otherwise specified, “Affiliate” means an Affiliate of the Borrower and shall include the Parent.
“Agreement” means this Agreement, including all schedules, annexes and exhibits hereto.
“Agreement Date” means the date as of which this Agreement is dated.
“Applicable Law” means, anything in Section 9.07 to the contrary notwithstanding, (a) all applicable common law and principles of equity and (b) all applicable provisions of all (i) constitutions, statutes, rules, regulations, treaties and orders of governmental bodies, (ii) Governmental Approvals and Governmental Registrations and (iii) orders, decisions, judgments and decrees.
“Available Amount” has the meaning set forth in Section 2.04.
“Bill of Sale” means that certain Bill of Sale, dated as of December 11, 2012, executed by Parent and delivered to Borrower pursuant to the Purchase Agreement.
“Borrower” means Curis Royalty LLC, a Delaware limited liability company.
“Borrower Expenses” has the meaning set forth in Section 9.14(a).
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are authorized to close.
“Chattel Paper” means “chattel paper” as defined in Article 9 of the Code, including “electronic chattel paper” or “tangible chattel paper”, as each such term is defined in Article 9 of the Code.
“Closing Date” means the date on which the Loan is advanced by the Lender, which date shall be no later than March 22, 2017.
“Code” means the Uniform Commercial Code from time to time in effect in the State of New York; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted hereunder in any item or portion of the Collateral is governed by the Uniform Commercial Code of a jurisdiction other than New York, “Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions hereof relating to such perfection or effect of perfection or non-perfection.
“Collateral” has the meaning set forth in Section 8.01.
“Commercial Tort Claims” means all “commercial tort claims” as defined in Article 9 of the Code.

“Commencement Notice” has the meaning set forth in Section 6.01(a).
“Consent and Direction” means the Consent and Payment Direction, to be dated on or prior to the Closing Date, in the form attached hereto as Exhibit B.
“Contract” means any (a) agreement and (b) certificate of incorporation, charter, limited liability company agreement, limited partnership agreement or by-law.
“Curis Technology” has the meaning ascribed to such defined term in the License Agreement.
“Default” means any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Deposit Accounts” means all “deposit accounts” as defined in Article 9 of the Code.
“Disbursement Instruction” has the meaning set forth in Section 6.03(b).
“Documents” means all “documents” as defined in Article 9 of the Code.
“Dollars” and the sign “$” means the lawful currency of the United States of America.
“Enacted”, as applied to a Regulatory Change, means the date such Regulatory Change first becomes effective or is implemented or first required or expected to be complied with, whether the same is the result of an enactment by a government or any agency or political subdivision thereof, a determination of a court or regulatory authority, a request or directive of a regulatory authority, or otherwise.
“Equipment” means all “equipment” as such term is defined in Article 9 of the Code.
“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, whether preferred or common and whether voting or nonvoting, and equity securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or other such interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust units or interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
“Erivedge Patents” means the patents listed on Schedule 1.01 and all continuations, divisionals, reissues, reexaminations and extensions thereof worldwide.

“Escrow Account” has the meaning ascribed to such term in Section 3 of the Escrow Agreement.
“Escrow Agent” means Boston Private Bank and Trust Company, in its capacity as the escrow agent under the Escrow Agreement, and any successor in such capacity.
“Escrow Agent Fees” has the meaning ascribed to such term in the Escrow Agreement.
“Escrow Agreement” means that certain Escrow Agreement, to be dated as of the Closing Date, by and among the Borrower, the Parent, the Lender and the Escrow Agent.
“Event of Default” means any of the events specified in Section 7.01.
“Event of Default Notice” has the meaning set forth in Section 6.04(a).
“Excess Academic Payments” has the meaning set forth in Section 5.17.
“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.
“Excluded Collateral” means the Borrower’s right, title and interest in and to any and all monies allocated under the Escrow Agreement to the payment by Parent of the Academic Royalty Obligations (excluding any Excess Academic Payments).
“Existing Consent and Direction” means the Consent and Payment Direction, dated as of November 20, 2012, by and among the Parent, the Borrower and Genentech.
“Existing Credit Agreement” means the Credit Agreement, dated as of November 27, 2012, by and between the Parent, the Borrower and the Existing Lender.
“Existing Escrow Agent” means Boston Private Bank and Trust Company, in its capacity as the escrow agent under the Existing Escrow Agreement.
“Existing Escrow Agreement” means the Escrow Agreement, dated as of December 11, 2012, by and between Parent, Borrower, Existing Lender and Existing Escrow Agent.
“Existing Lender” means Biopharma Secured Debt Fund II Sub, S. à r. l., a Luxembourg limited liability company as the sole lender under the Existing Credit Agreement.
“Fixtures” means all “fixtures” as defined in Article 9 of the Code.
“Genentech” means Genentech, Inc., a Delaware corporation.
“Genentech Payment Date” means, with respect to any calendar quarter, the date that is sixtieth (60th) day after the end of such calendar quarter.
“General Intangibles” means all “general intangibles” as such term is defined in Article 9 of the Code.

“Generally Accepted Accounting Principles” means United States generally accepted accounting principles as in effect from time to time.
“Goods” (a) means all “goods” as defined in Article 9 of the Code and (b) includes all Inventory and Equipment (in each case, regardless of whether characterized as goods under the Code).
“Governmental Approval” means any authority, consent, approval, license (or the like) or exemption (or the like) of any Governmental Authority.
“Governmental Authority” means any government, court, regulatory or administrative agency or commission or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign).
“Governmental Registration” means any registration or filing (or the like) with, or report or notice (or the like) to, any Governmental Authority.
“Guaranty” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The word “Guarantee” when used as a verb has the correlative meaning.
“Hopkins Patents” means [**].
“Indebtedness” of any Person means without duplication (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business, (d) any obligation of such Person as lessee under a capital lease, (e) any Mandatorily Redeemable Stock of such Person, (f) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (g) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other Guaranty issued by such other Person, (h) any Indebtedness of others secured by a Lien on any asset of such Person and (i) any Indebtedness of others Guaranteed by such Person.
“Indemnified Liabilities” has the meaning set forth in Section 9.14(c).

“Indemnitee” has the meaning set forth in Section 9.14(b).
“Indemnity Collection Costs” has the meaning set forth in Section 6.02(d).
“Independent Director” has the meaning ascribed to such term in the LLC Agreement.
“Information” means data, certificates, reports, statements (including financial statements), documents and other information.
“Instruments” means all “instruments” as defined in Article 9 of the Code.
“Intellectual Property” means (a) trademarks; (b) patents; (c) trade secrets; (d) copyrights; (e) domain names; and (f) any similar or equivalent rights to any of the foregoing anywhere in the world.
“Intellectual Property Licenses” means any copyright licenses, patent licenses, trademark licenses and trade secret licenses.
“Interest Period” means, with respect to the Loan, the period: (a) commencing on (and including) the date of the making of the Loan (in the case of the initial Interest Period applicable to the Loan) or the last day of the prior Interest Period (in the case of each subsequent Interest Period applicable to the Loan) and (b) ending on each Quarterly Payment Date.
“Inventory” means all “inventory” as defined in Article 9 of the Code.
“Investment Property” means (a) all “investment property” as such term is defined in Article 9 of the Code and (b) whether or not constituting “investment property” as so defined, all Equity Interests and other Securities.
“IRS Code” means the U.S. Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Knowledge” means, with respect to any Loan Party, the knowledge of an officer, director, manager or internal counsel or other person with similar responsibility, regardless of title, of such Loan Party relating to a particular matter; provided, however, that a person charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such person should have known of such matter.
“Lender” means (a) HealthCare Royalty Partners III, L.P., a Delaware limited partnership, and (b) any assignee of HealthCare Royalty Partners III, L.P. that has been assigned any or all of the rights or obligations of the Lender pursuant to Section 9.06.
“Lender’s Office” means the address of the Lender in Stamford, Connecticut specified in or determined in accordance with the provisions of Section 9.01.

“Letter of Credit” means “letter of credit” as defined in Article 9 of the Code.
“Letter of Credit Right” means “letter-of-credit right” as defined in Article 9 of the Code.
“Liability” of any Person means (in each case, whether with full or limited recourse) any indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortuous, liquidated or unliquidated, whether arising under contract, Applicable Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.
“License Agreement” means the Collaborative Research, Development and License Agreement, dated as of June 11, 2003, by and between the Parent and Genentech, Inc. and any amendments or restatements thereto.
“License Termination Date” means the date on which the Borrower’s right to receive royalties under Section 8.5 of the License Agreement and other Royalty Amounts under Section 9.3, 9.4 or 14.1(b) of the License Agreement has terminated in its entirety.
“Lien” means, with respect to any property or asset (or any income or profits therefrom) of any Person (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise) (a) any mortgage, lien, pledge, attachment, levy or other security interest of any kind thereupon or in respect thereof or (b) any other arrangement, express or implied, under which the same is transferred, sequestered or otherwise identified so as to subject the same to, or make the same available for, the payment or performance of any Liability in priority to the payment of the ordinary, unsecured Liabilities of such Person. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“LLC Agreement” means the Limited Liability Company Agreement of the Borrower effective as of November 27, 2012 and any amendments or restatements thereto.
“Loan” means an amount advanced by the Lender pursuant to Section 2.01.
“Loan Document Related Claim” means any claim or dispute (whether arising under Applicable Law, under contract or otherwise) in any way arising out of, related to, or connected with, the Loan Documents, the relationships established thereunder or any actions or conduct thereunder or with respect thereto, whether such claim or dispute arises or is asserted before or after the Agreement Date or before or after the Repayment Date.
“Loan Document Representation and Warranty” means any “Representation and Warranty” as defined in any Loan Document and any other representation or warranty made or deemed made under any Loan Document.

“Loan Documents” means (a) this Agreement, the Note and the Escrow Agreement and (b) any agreement, document or instrument, now or in the future, executed by the Borrower or any other Loan Party for the benefit of the Lender in connection with this Agreement.
“Loan Party” means each of the Borrower and the Parent.
“Mandatorily Redeemable Stock” means, with respect to any Person, any share of such Person’s capital stock to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other Liability of such Person, (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any Person other than such Person or (iii) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings or (b) convertible into any share(s) of such Person’s capital stock described in clause (a) above.
“Material Adverse Effect” means (a) any materially adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of any Loan Party that is a party thereto, (b) any materially adverse effect on the binding nature, validity or enforceability of the License Agreement as an obligation of Genentech or Parent, (c) any materially adverse effect on the binding nature, validity or enforceability of the Escrow Agreement as an obligation of the Escrow Agent, (d) any materially adverse effect on the binding nature, validity or enforceability of the Purchase Agreement as an obligation of Parent, (e) any material adverse change in any of the rights or remedies of Lender under any Loan Document, (f) any material adverse change in any of the rights or remedies of Borrower under the Purchase Agreement, and (g) any failure to pay any material amount or other material default by Genentech under the License Agreement, or any material delay, elimination or material diminution of the amounts paid or payable by Genentech under Sections 8.5, 9.3, 9.4 or 14.1(b) of the License Agreement with respect to any Royalty Amounts, but only to the extent caused by or resulting from any actual breach or default by Parent of any of its obligations under the License Agreement.
“Maturity Date” means the earlier of (a) the date on which payments made pursuant to Section 2.04 hereof have resulted in payment in full of all outstanding principal (including principal consisting of capitalized interest on the Loan) of and interest accrued on the Loan and (b) the License Termination Date.
“Maximum Permissible Rate” means, with respect to interest payable on any amount, the rate of interest on such amount that, if exceeded, could, under Applicable Law, result in (a) civil or criminal penalties being imposed on the payee or (b) the payee’s being unable to enforce payment of (or, if collected, to retain) all or any part of such amount or the interest payable thereon.
“Money” means “money” as defined in the Code.
“New Arrangement” has the meaning set forth in Section 5.18.
“Note” means the promissory note in the form of Exhibit A.

“Non-U.S. Lender” means a Lender that is not a U.S. Lender.
“Other License Agreements” means (a) the Amended and Restated License Agreement, dated June 10, 2003, between the President and Fellows of Harvard College and the Parent, as amended by the First Amendment thereto dated as of March 20, 2012, (b) the Amended and Restated Agreement, dated as of June 1, 2003, among The Johns Hopkins University, the University of Washington and the Parent, as amended by the First Amendment thereto dated as of March 30, 2012, and (c) the Exclusive License Agreement, dated May 3, 2000, between The Johns Hopkins University and the Parent (as successor in interest to Ontogeny Inc.).
“Parent” means Curis, Inc., a Delaware corporation.
“Payment Report” has the meaning set forth in Section 5.04(a).
“Payoff Letter” means a Payoff Letter, to be dated as of the Closing Date, in form and substance satisfactory to the Lender in its reasonable discretion.
“Person” means any individual, sole proprietorship, corporation, partnership, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof.
“PIK Payment” has the meaning set forth in Section 2.03(b).
“Pledge Agreement” means a Limited Recourse Pledge Agreement in the form attached hereto as Exhibit C.
“Pledged Royalty Rights” means (a) all of the Borrower’s right, title and interest in and to the Royalty Amounts, including all amounts credited or transferred to the Escrow Account pursuant to the Escrow Agreement but excluding, for the avoidance of doubt, any Excluded Collateral, (b) all of the Borrower’s rights under the Escrow Agreement, (c) all of the Borrower’s right, title and interest in, to and under the Purchase Agreement and (d) all Proceeds in respect of any of the foregoing.
“Proceeds” means all “proceeds” (as such term is defined in Article 9 of the Code) of Collateral.
“Product” has the meaning ascribed to such defined term in the License Agreement.
“Purchase Agreement” means that certain Asset Purchase Agreement, dated as of December 11, 2012, by and between the Parent and the Borrower, and the related Bill of Sale and any amendments or restatements thereto.
“Quarterly Payment Date” means, with respect to each calendar quarter, the date that is fifteen (15) days after the Genentech Payment Date.
“Regulatory Change” means any Applicable Law, interpretation, directive, application, determination, request or guideline (whether or not having the force of law), or any change therein or in the administration or enforcement thereof, that is Enacted after the Agreement Date, including any such Regulatory Change that imposes, increases or modifies any Tax, reserve requirement, insurance charge, special deposit requirement, assessment or capital adequacy requirement; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.
“Repayment Date” means the later of (a) the termination of this Agreement and (b) the payment in full of the Loan and all other amounts payable or accrued hereunder.
“Representation and Warranty” means any representation or warranty made pursuant to or under (a) Article IV or any other provision of this Agreement or (b) any amendment to, or waiver of rights under, this Agreement.
“Responsible Officer of the Borrower” means the manager, or any senior or other responsible officer, of the Borrower.
“Restricted Payment” means any payment with respect to or on account of any of the Borrower’s Equity Interests, including any dividend or other distribution on, any payment of interest on or principal of, and any payment on account of any purchase, redemption, retirement, exchange, defeasance or conversion of, or on account of any claim relating to or arising out of the offer, sale or purchase of, any such Equity Interests. For the purposes of this definition, a “payment” shall include the transfer of any asset or the incurrence of any Indebtedness or other Liability (the amount of any such payment to be the fair market value of such asset or the amount of such obligation, respectively) but shall not include the issuance of any capital stock of the Borrower other than Mandatorily Redeemable Stock.
“Roche” means Roche Holdings, Inc., a Delaware corporation, and any of its Affiliates (other than Genentech).
“Royalty Amounts” means (a) any and all royalty payments specified in Section 8.5 of the License Agreement paid or payable pursuant thereto (including late payments thereof, if any); (b) any and all amounts paid or payable pursuant to Section 9.4 of the License Agreement with respect to the underpayment of any royalties payable under Section 8.5 of the License Agreement (excluding the out-of-pocket costs of the auditing party in connection with any such audit that are payable by Genentech, if any); (c) any and all indemnity payments paid or payable pursuant to Section 14.1(b) of the License Agreement with respect to Losses (as defined in the License Agreement) suffered by Borrower with respect to any amounts payable under Sections 8.5, 9.3 or 9.4 of the License Agreement; and (d) any interest paid or payable under Section 9.3 of the License Agreement with respect to the late payment of any of the foregoing amounts or interest thereon.

“Royalty Rights” has the meaning set forth in Section 4.11.
“SEC” means the United States Securities and Exchange Commission.
“Secured Obligations” means all obligations of the Borrower under this Agreement and the Note, in each case whether now existing or hereafter arising, including, subject to Sections 2.03 and 2.04 hereof, the obligation to pay the principal (including principal consisting of capitalized interest on the Loan) of and accrued interest (including any Default Interest) on the Loan.
“Securities Account” means all “securities accounts” as defined in Article 8 of the Code.
“Security” means “security” as defined in Article 8 of the Code.
“Set-off” means any set-off, offset, rescission, claim, counterclaim, defense, reduction or deduction of any kind. Without limiting the generality of the foregoing, the term “Set-off” shall include the right of Genentech (or its Affiliates) or other applicable licensee to pay less than the otherwise required amount of the Royalty Amount for any reason, including in connection with (a) a breach by the Borrower or the Parent of the License Agreement, (b) any rights to reimbursement of any costs or expenses of Genentech (or its Affiliates) or such other licensee under the License Agreement or (c) any amounts paid or payable pursuant to any indemnification rights or other obligations of the Borrower or the Parent under the License Agreement.
“Side Letter” means that certain letter agreement, dated January 7, 2010, between Genentech and Parent relating to the merger of Genentech and Roche.
“Single Purpose Entity” means, as such term applies to the Borrower, a Person that (i) does not engage at any time in any business or business activity other than any business or business activity consisting of (or reasonably incidental to) the performance of its obligations or the exercise of its rights under or in connection with the Transaction Documents and the Loan Documents, (ii) owns no assets other than those required for or reasonably related to the conduct of any such business or business activity, including its books and records, deposit accounts maintained pursuant to the Escrow Agreement, cash and the Collateral, (iii) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, (iv) holds itself out as being a Person, separate and apart from any other Person, except that the Borrower is a disregarded entity for U.S. federal tax purposes, (v) does not commingle its assets or properties with those of any other Person, (vi) conducts its own business in its own name, (vii) prepares and maintains separate financial statements, (viii) pays its own liabilities out of its own funds, (ix) observes all limited liability company formalities, (x) maintains an arm’s-length relationship with the Parent and its other Affiliates, (xi) pays the salaries of its own employees, if any, and does so with its own funds, (xii) does not Guarantee or otherwise obligate itself with respect to the Indebtedness or other Liabilities of any other Person or hold out its credit as being available to satisfy the Indebtedness or other Liabilities of any other Person, (xiii) does not acquire Indebtedness, Equity Interests or other securities of its member, (xiv) allocates fairly and reasonably any overhead for any shared office space, (xv) uses separate stationery, invoices, and checks, (xvi) does not pledge its assets or properties for the benefit of any other Person or make any loans or advances to any other Person, (xvii) does and will correct any known misunderstanding regarding its separate identity, and (xviii) maintains adequate capital in light of its contemplated business operations.
“Subsidiary” means with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors (or, if there are no such voting interests, 50% or more of the equity interests) under ordinary circumstances is at the time owned, directly or indirectly, by such Person or by another Subsidiary of such Person or (ii) any other Person of which at least a majority voting interest (or, if there are no such voting interests, 50% or more of the Equity Interests) under ordinary circumstances is at the time owned, directly or indirectly, by such Person or by another Subsidiary of such Person.
“Tax” means any Federal, State or foreign tax, levies, duties, imposts, deductions, charges, fees or withholdings, and all interest, penalties and other liabilities with respect thereto.
“Third Party” means any Person other than the Borrower or its Affiliates.
“Transaction Documents” means the License Agreement, the Other License Agreements, the Side Letter, the Purchase Agreement and the Consent and Direction.
“U.S. Lender” means a Lender that is a United States Person for U.S. federal income Tax purposes.
Section 1.02    Other Interpretive Provisions. For the purposes hereof and as used herein, except as otherwise specified, (a) references to any Person include its successors and assigns and, in the case of any governmental authority, any Person succeeding to its functions and capacities; (b) references to any Applicable Law include amendments, supplements and successors thereto; (c) references to any Loan Document or Contract include amendments, supplements and waivers thereto (and, in the case of instruments, instruments issued in substitution therefor); (d) references to specific sections, articles, annexes, schedules and exhibits are to this Agreement; (e) words importing gender include the other gender; (f) the singular includes the plural and the plural includes the singular; (g) the words “including”, “include” and “includes” shall be deemed followed by the words “without limitation”; (h) each authorization herein shall be deemed irrevocable and coupled with an interest; (i) all accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with Generally Accepted Accounting Principles; (j) captions and headings are for ease of reference only and shall not affect the construction hereof; (k) references to any time of day shall be to New York time; and (l) the words “Knowledge of the Borrower,” “of which the Borrower is aware” and similar phrases shall be deemed to constitute references to the Knowledge of the Borrower and the Parent (including any wholly-owned Subsidiaries of Parent other than Borrower).
ARTICLE II

CREDIT FACILITY

Section 2.01     Loan. Subject to the terms and conditions hereof (including but not limited to Sections 3.01 and 3.02), the Lender agrees to make, on the Closing Date, the Loan to the Borrower in a principal amount of $45,000,000.00.
Section 2.02     Manner of Borrowing. The Lender shall disburse the Loan on the Closing Date no later than 12:00 noon New York City time on such date in Dollars in funds immediately available to the Borrower by wire transfer to an account of the Borrower in the United States as shall have been specified in a prior written notice to the Lender.
Section 2.03 Interest Rates and Payment.
(a)     Interest Rates. The Loan shall bear interest on the outstanding principal amount thereof (including principal consisting of capitalized interest on the Loan) during each Interest Period at a rate per annum equal to 9.95%. Notwithstanding the foregoing, after the occurrence and during the continuation of an Event of Default, principal and overdue interest amounts on the Loans and all other amounts owing to the Lender under the Loan Documents shall bear interest at a rate per annum equal to 11.95%.
(b)     Payment. (i) Interest in respect of the Loan shall be payable in cash in Dollars quarterly in arrears on each Quarterly Payment Date and on (i) the Maturity Date and (ii) any other date on which the Loan or any portion thereof shall be due (whether by reason of notice of prepayment or acceleration or otherwise), but only to the extent then accrued on the amount then so due; provided, however, that if on any Quarterly Payment Date the Available Amount available for the payment of accrued and unpaid interest in respect of the Loan as determined pursuant to Section 2.04 is insufficient to make such interest payment in full in cash on any such Quarterly Payment Date, the amount of any such shortfall shall instead be “paid-in-kind” by being capitalized and added to the outstanding principal balance of the Loan on the such Quarterly Payment Date (such that the same shortfall amount will no longer constitute accrued and unpaid interest but instead will be part of the principal of the Loan for all purposes), (each, a “PIK Payment”). Unless the context otherwise requires, for all purposes hereof, references to “principal amount” of the Loan shall refer to the face amount of the Loan and shall include any increase in the principal amount of the outstanding Loan as a result of a PIK Payment.
(c)     Maximum Interest Rate. Nothing contained in the Loan Documents shall require the Borrower at any time to pay interest at a rate exceeding the Maximum Permissible Rate. If interest payable by the Borrower on any date would exceed the maximum amount permitted by the Maximum Permissible Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Maximum Permissible Rate, shall be increased by the unpaid amount of such reduction. Any interest actually received for any period in excess of such maximum amount permitted for such period shall be deemed to have been applied as a prepayment of the Loan (but without any prepayment penalty).
Section 2.04 Repayment. The Loan shall be due and payable in quarterly installments on each Quarterly Payment Date, in an amount equal to (such amount being referred to as the

“Available Amount”) the Adjusted Royalty Amounts paid under the License Agreement during such calendar quarter into the Escrow Account pursuant to the Escrow Agreement, less, in each case, the portion of the Available Amount applied to expenses and interest as hereinafter provided in this Section 2.04. The Available Amount shall be applied on each such Quarterly Payment Date as follows: (i) first, to the payment of any unpaid and uncapitalized interest accrued during prior Interest Periods, if any, (ii) second, to the payment of interest accrued during the current Interest Period, and (iii) third, to the payment of the outstanding principal amount of Loan. The outstanding principal amount of the Loan (including principal consisting of capitalized interest on the Loan) shall mature and shall be due and payable on the Maturity Date (together with all accrued and unpaid interest thereon), provided, however, in the event any such principal or interest remains outstanding on the Maturity Date following the occurrence of the License Termination Date, the Borrower’s obligation to repay such principal and interest shall be limited to the Available Amount.
For the avoidance of doubt, the Lender and the Borrower confirm that the failure of the Borrower to repay the Loan on the Maturity Date, or any other date, resulting from the failure of Genentech to make payments under the License Agreement, for any reason other than a breach or default by Parent of any of its obligations under the License Agreement, shall not constitute a breach of Section 2.03(b) or this Section 2.04 or constitute an Event of Default under this Agreement.
Section 2.05     Voluntary Prepayments. The Borrower may, at any time and from time to time, prepay the outstanding principal amount of the Loan in whole upon at least three (3) Business Days’ prior written notice to the Lender (which notice may be by telephone, if confirmed in writing immediately thereafter, facsimile, e-mail or other written communication) together with accrued and unpaid interest, if any, on the amount prepaid to the date of prepayment. Any prepayment made on or before the third anniversary of the Closing Date shall be accompanied by a prepayment premium equal to the amount of interest that would have accrued from the date of prepayment through and including the third anniversary of the Closing Date on the amount prepaid. Thereafter, any voluntary prepayments during the following periods shall be made at the following prepayment prices (calculated as a percentage of the principal amount prepaid):

Period	Prepayment Price
After the third anniversary of the Closing Date through and including the fourth anniversary of the Closing Date	105.0%
After the fourth anniversary of the Closing Date through and including the fifth anniversary of the Closing Date	102.5%
After the fifth anniversary of the Closing Date through and including the sixth anniversary of the Closing Date	101.0%
After the sixth anniversary of the Closing Date	100%
In each case, together with accrued and unpaid interest, if any on the principal amount prepaid.
Section 2.06     Computation of Interest. Interest shall be computed on the basis of a year of 365 days and the actual number of days elapsed. Interest for any period shall be calculated from and including the first day thereof to but excluding the last day thereof.
Section 2.07 Evidence of Indebtedness. The Loan and the Borrower’s obligation to repay the Loan with interest in accordance with the terms of this Agreement shall be evidenced by this Agreement, the records of the Lender and any Notes. The records of the Lender shall be prima facie evidence of the Loan and accrued interest thereon and of all payments made in respect thereof.
Section 2.08 Payments by the Borrower.
(a)     Time, Place and Manner. All payments due to the Lender under the Loan Documents shall be made to such bank account of the Lender as the Lender may designate by notice from time to time to the Borrower. A payment to be made in cash hereunder shall not be deemed to have been made on any day unless such payment has been received by the Lender, at the required place of payment, in Dollars in funds immediately available to the Lender at such place, no later than 12:00 p.m. (noon) New York City time on such day.
(b)     No Reductions. All payments due to Lender under the Loan Documents shall be made by Borrower without any reduction or deduction for any Set-off, recoupment, counterclaim or similar amount, except as required by Applicable Law.
(c)     Withholding Taxes. (i) For United States federal, state and local tax purposes, the Borrower and the Lender shall treat the Loan as debt and shall not take any position that is inconsistent with the foregoing unless otherwise required by Applicable Law.
(ii) The Borrower and the Lender agree that under current Applicable Law, as of the Agreement Date, no deduction or withholding for any Tax is required with res pect to any payments due to Lender under the Loan Documents, provided that Lender has complied with the applicable requirements of Section 2.08(d). Lender shall indemnify the Borrower for any withholding Taxes due as a result of a determination pursuant to Section 1313 of the IRS Code that withholding is required under current Applicable Law.
(iii) If any deduction or withholding for any Tax is required (i) as a result of any failure to comply with the applicable requirements of Section 2.08(d) or (ii) as a result of a change in Applicable Law, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.
(iv) If a deduction or withholding of any Tax is required from any such payment as a result of any change in Applicable Law after the date a Lender becomes a party to this Agreement, the sum payable to the Lender under any Loan Document shall be increased and paid by the Borrower as necessary so that, after making all required deductions as a result of the change in Applicable Law, the Lender receives an amount equal to the amount that it would have received had no such deduction or withholding been made.
(d) Tax Certifications. Notwithstanding anything to the contrary herein:
(i)     a U.S. Lender shall deliver to the Borrower on or prior to the Closing Date or later date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(ii) a Non-U.S. Lender shall, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the Closing Date or later date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable, to establish that Lender is exempt from U.S. federal withholding tax:
(A)     in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;
(B)     executed originals of IRS Form W-8ECI;
(C)     in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRS Code, (x)

a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRS Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRS Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRS Code and (y) executed originals of IRS Form W-8BEN-E; or
(D)     to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by any certifications or documents required by Section 2.08(d)(i) or (ii) with respect to the beneficial owner.
(iii) any Non-U.S. Lender shall deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the Closing Date or later date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from U.S. federal withholding Tax, duly completed;
(iv) Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so; and
(v)     Lender shall take any action necessary (including entering into an applicable agreement with U.S. Internal Revenue Service) in order for all payments due to Lender under the Loan Documents to be exempt from the withholding tax imposed by Section 1471 or 1472 of the IRS Code.
(e) Extension of Payment Dates. Whenever any payment to the Lender under the Loan Documents would otherwise be due (except by reason of acceleration) on a day that is not a Business Day, such payment shall instead be due on the next succeeding Business Day. If the date any payment under the Loan Documents is due is extended (whether by operation of any Loan Document, Applicable Law or otherwise), such payment shall bear interest for such extended time at the rate of interest applicable hereunder.
Section 2.09 Changes in Law. If at any time the Lender determines that any Regulatory Change that is Enacted after the Agreement Date makes it unlawful or impossible for the Lender to maintain the Loan, the Lender shall promptly notify the Borrower of any such Regulatory Change and each of the Lender, Borrower and Parent agree, if legally possible and commercially practicable under the circumstances, to promptly negotiate in good faith such amendments or other modifications to the Loan, this Agreement or any of the other Loan Documents to which it is a party, as the case may be, so that it is no longer unlawful or impossible for the Lender to maintain the Loan.

ARTICLE III

CONDITIONS TO EFFECTIVENESS OF AGREEMENT AND THE FUNDING ON THE CLOSING DATE
Section 3.01     Conditions to Effectiveness of the Agreement. This Agreement shall not become effective until the following conditions have been fulfilled:
(i)     the Lender shall have received duly executed copies of this Agreement and such other certificates, documents, instruments and agreements as the Lender shall reasonably request in connection with the effectiveness of this Agreement;
(ii)     the Lender shall have received from each Loan Party each of the items referred to in clauses (x) and (y) below:
(x)      a copy of the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other constituent or governing documents, including all amendments thereto, of such Loan Party, (A) if applicable in such jurisdiction, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official), and (B) otherwise, (1) certified by the Secretary or Assistant Secretary of such Loan Party or other Person duly authorized by the constituent documents of such Loan Party or (2) in form and substance reasonably satisfactory to the Lender; and
(y)     a certificate of the Secretary or Assistant Secretary or similar officer of such Loan Party or other Person duly authorized by the constituent documents of such Loan Party dated as of the Agreement Date and certifying:
(A)     that attached thereto is a true and complete copy of the limited liability company agreement, certificate of incorporation, by-laws or other equivalent constituent and governing documents of such Loan Party as in effect on the Agreement Date and at all times since a date prior to the date of the resolutions described in clause (B) below;
(B)     that attached thereto is a true and complete copy of the resolutions (or equivalent authorizing actions) duly adopted by such Loan Party’s managing member or non-member manager or board of directors, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and the Consent and Direction and, in the case of such resolutions of the Borrower, the borrowings pursuant to the Loan, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Agreement Date;
(C)     that the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other equivalent constituent and governing documents of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (ii)(x) above;
(D)     that attached thereto are true and complete copies of each of the Transaction Documents (other than the Consent and Direction) to which it is a party; and
(E)     as to the incumbency and specimen signature of each officer or other duly authorized Person executing any Loan Document or any other document delivered in connection herewith on behalf of each of the Loan Parties (including, without limitation, the Consent and Direction);
(iii)     each Loan Document Representation and Warranty shall be true and correct at and as of the time the effectiveness of this Agreement (disregarding any such representation and warranty that is made solely on the Closing Date);
(iv)     no Default shall have occurred and be continuing as of the effectiveness of this Agreement;
(v)     the Lender shall have received a certificate, signed by a financial officer of the Borrower, dated as of the effectiveness of this Agreement, stating that (x) no Default has occurred and is continuing as of the date of the effectiveness of this Agreement and (y) each Loan Document Representation and Warranty of the Borrower is true and correct as of such date (disregarding any such representation and warranty that is made solely on the Closing Date);
(vi)     the Lender shall have received a certificate, signed by an officer of the Parent, dated as of the effectiveness of this Agreement, stating that each Loan Document Representation and Warranty of the Parent is true and correct as of such date (disregarding any such representation and warranty that is made solely on the Closing Date); and
(vii)     all legal matters incident to this Agreement and the effectiveness of this Agreement, the other Loan Documents and the Transaction Documents, as applicable, shall be reasonably satisfactory to the Lender.

Section 3.02     Conditions to Loan. The obligation of the Lender to make the Loan is subject to the determination by the Lender, in its sole and absolute discretion, that each of the following conditions has been satisfied prior to the making of the Loan:
(i)     each condition under Section 3.01 shall have been satisfied;
(ii)     the Lender shall have received duly executed copies of each of the Loan Documents and such other certificates, documents, instruments and agreements as the Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents;
(iii)     the Lender shall have received (A) UCC-1 financing statements in appropriate form for filing and necessary and sufficient to perfect the security interests created pursuant to this Agreement, (B) evidence satisfactory to it that an appropriate UCC-1 financing statement has been filed in the correct filing office with respect to the sale and back-up security interest provided for in the Purchase Agreement, (C) a UCC-3 financing statement in appropriate form for filing in connection with the assignment from the Borrower to the Lender of such UCC-1 financing statement in clause (B) above and (D) the results of a recent lien search in each of the jurisdictions where the Borrower, the Parent and their respective assets, including the Collateral, are located or deemed located, and such search shall reveal no Liens on any of the Borrower’s assets (including those acquired from the Parent pursuant to the Purchase Agreement), including the Collateral;
(iv)     the Lender shall have received an opinion or opinions of counsel to the Loan Parties from Wilmer Cutler Pickering Hale and Dorr LLP in the form agreed on the Agreement Date;
(v)     the Lender shall have received the Consent and Direction, fully executed by the parties thereto.
(vi)     each Loan Document Representation and Warranty shall be true and correct at and as of the time the Loan is to be made;
(vii)     no Default shall have occurred and be continuing (i) on or after the Agreement Date or (ii) at the time the Loan is to be made or would result from the making of the Loan or from the application of the proceeds thereof;
(viii)     no Regulatory Change Enacted after the Agreement Date makes it unlawful or impossible for the Lender to make the Loan;
(ix)     the Lender shall have received a certificate, signed by a financial officer of the Borrower, dated as of the date of the Loan, stating that (x) since the Agreement Date no Default has occurred and is continuing and (y) each Loan Document Representation and Warranty of the Borrower has been true and correct since the Agreement Date (to the extent made on the Agreement Date) and is true and correct as of the Closing Date;

(x)     the Lender shall have received a certificate, signed by an officer of the Parent, dated as of the date of the Loan, stating that each Loan Document Representation and Warranty of the Parent has been true and correct since the Agreement Date (to the extent made on the Agreement Date) and is true and correct as of the Closing Date;
(xi)     the Lender shall have received a certificate, signed by an officer of the Parent and the Borrower, as applicable, stating that each document delivered under clauses (i) and (ii) of Section 3.01 (including the Agreement) has not been amended or modified since the Agreement Date and each such document has been duly executed and delivered by such Person and constitutes a valid and binding obligation of such Person in accordance with its terms;
(xii)     all legal matters incident to this Agreement and the borrowings hereunder, the other Loan Documents and the Transaction Documents shall be reasonably satisfactory to the Lender;
     (xiii) the Lender shall have received duly executed copies of (i) the     Payoff Letter, and (ii) a termination letter from the Existing Lender, the Parent and the     Borrower and acknowledged by the Existing Escrow Agent, in connection with the     termination of the Existing Escrow Agreement, in form and substance satisfactory to the     Lender; and
(xiv) the Lender shall have received evidence in form and substance satisfactory to it, in its reasonable discretion, that the payment direction in the Existing Consent and Direction has been terminated;
provided that if the conditions precedent under this Section 3.02 are not satisfied on or before March 22, 2017, this Agreement and the other Loan Documents and the commitment of the Lender to fund Loans hereunder shall automatically terminate and be of no further force and effect (subject to Section 9.14(e)).
ARTICLE IV

CERTAIN REPRESENTATIONS AND WARRANTIES
In order to induce the Lender to enter into this Agreement and to make the Loan, each of the Borrower and the Parent, severally and not jointly with the other, represents and warrants to the Lender as follows, which representations and warranties shall be deemed to be made on the Agreement Date (to the extent not limited to the Closing Date) and the Closing Date (in each case, both with and without giving effect to the Loan):
Section 4.01     Organization; Power; Qualification. Such Loan Party is a corporation or limited liability company, as applicable, duly formed, validly existing and in good standing under the laws of the State of Delaware, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and in good standing as a foreign company, and is authorized to do business, in all jurisdictions in which the character of its properties or the nature of its business requires such qualification or authorization, except for qualifications and authorizations the lack of which, singly or in the aggregate, has not had and will not have a Material Adverse Effect.
Section 4.02     Authorization; Enforceability; Required Consents; Absence of Conflicts. Such Loan Party has the power, and has taken all necessary action to authorize it, to execute, deliver and perform in accordance with their respective terms the Loan Documents and Transaction Documents to which it is party and to exercise its rights under the License Agreement and the other Transaction Documents to which it is a party. This Agreement has been, and each of the other Loan Documents and the Transaction Documents to which it is a party when delivered to the Lender will have been, duly executed and delivered by such Loan Party and is, or when so delivered will be, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance in accordance with their respective terms by such Loan Party of the Loan Documents and the Transaction Documents to which it is party, and, in the case of the Borrower, the borrowing hereunder, do not and (absent any change in any Applicable Law or any applicable Contract) will not (a) require any Governmental Approval or any other consent or approval to have been obtained or any Governmental Registration to have been made, other than (i) Governmental Approvals and other consents and approvals and Governmental Registrations that have been obtained or made, as the case may be, are final and not subject to review on appeal or to collateral attack, are in full force and effect and copies of which have been delivered to the Lender and (ii) the filing of financing statements under the Code necessary and sufficient to perfect the security interests created pursuant to this Agreement, or (b) violate, conflict with, result in a breach of, constitute a default under, require the consent or approval of any Person, or result in or require the creation of any Lien upon any assets of such Loan Party under, (i) any Contract to which such Loan Party is a party or by which such Loan Party or any of its properties may be bound (other than this Agreement) or (ii) any Applicable Law; provided that any representation and warranty made under this sentence in connection with (x) the borrowing of the Loans and/or (y) Liens on the Collateral, shall not be made prior to the Closing Date. Each of the Transaction Documents to which such Loan Party is a party is in full force and effect, and has not been amended, modified or supplemented.
Section 4.03     Litigation. There are not, in any court or before any arbitrator of any kind or before or by any governmental or non-governmental body, any actions, suits or proceedings pending or, to the Knowledge of such Loan Party, threatened against or in any other way relating to or affecting (a) such Loan Party or any of its business or properties, (b) Product or (c) any Loan Document or Transaction Document to which it is a party, except those actions, suits or proceedings that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.04     Information. The Information furnished to the Lender by or on behalf of such Loan Party on or prior to the Agreement Date does not, and the Information furnished to the Lender by or on behalf of such Loan Party after the Agreement Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made, provided, however, that in no event does a Loan Party make any representation as to the truth or accuracy of Information generated or disclosed by third parties, including Genentech.
Section 4.05     No Adverse Change or Event. Since the date of organization of the Borrower, no change, effect, event, occurrence, state of facts, development or condition has occurred relating to or affecting the business, assets, Liabilities, financial condition, results of operations or business prospects of the Borrower has occurred, and no change, effect, event, occurrence, state of facts, development or condition relating to or affecting any other Loan Party (or any of its Subsidiaries or Affiliates other than Borrower) or, to such Loan Party’s Knowledge, Genentech (or any of its Subsidiaries or Affiliates) has occurred or failed to occur, that has had or could reasonably be expected to have, either alone or in conjunction with all other such changes, effects, events, occurrences, facts, developments, conditions and failures, a Material Adverse Effect.
Section 4.06     No Default. No Default exists hereunder or would result from the making of the Loan or from the application of the proceeds thereof.
Section 4.07     Investment Company Act. Such Loan Party is not an “investment company” or a Person “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.
Section 4.08     License Agreement. (a) As of the Closing Date, other than the Loan Documents (other than the Escrow Agreement) to which it is a party, there will be no contract, agreement or other arrangement (whether written or oral) to which such Loan Party or any of its Subsidiaries or Affiliates is a party or by which any of its or their assets or properties is bound or committed (i) that creates a Lien on the Collateral (or any portion thereof) or (ii) the breach, nonperformance, cancellation or termination of which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(b)     The License Agreement, the Side Letter and the Consent and Direction constitute the entire agreement between the Parent (and its Subsidiaries) and Genentech (and its Affiliates) relating to the Collateral (including without limitation the Royalty Amounts).
(c)     The License Agreement is the legal, valid and binding obligation of the Parent and, to the Knowledge of such Loan Party, Genentech, enforceable against the Parent and, to the Knowledge of such Loan Party, Genentech, in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles. There is no breach or default, and no event has occurred or circumstance exists (other than as expressly provided for in the License Agreement) that (with or without notice or lapse of time, or both) would constitute or give rise to a breach or default, in the performance of the License Agreement by the Parent or, to the Knowledge of such Loan Party, Genentech. To the Knowledge of such Loan Party, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would (i) give either the Parent or Genentech the right to terminate the License Agreement for cause or (ii) give Genentech or any of its Affiliates a right of Set-off against any amounts payable thereunder, including any Royalty Amounts, except (y) under Section 8.5(b)(ii) of the License Agreement to the extent Erivedge® is a Modified Product and (z) Odomzo has been deemed a Competing Product under Section 8.5(b)(i) of the License Agreement. For purposes of this Section 4.08(c), each of “Modified Product” and “Competing Product” has the meaning ascribed to such defined term in the License Agreement. If Genentech terminates the License Agreement pursuant to Section 13.2 thereof, to the Knowledge of Loan Party, Section 13.4 of the License Agreement would prohibit Genentech, from and after such termination, from further commercialization of Erivedge®.
(d)     Neither the Parent nor any of its Affiliates has waived any rights or defaults under the License Agreement or has taken any action or omitted to take any action under the License Agreement that adversely affects the Lender’s rights under any of the Loan Documents, including its rights in respect of the Collateral (including without limitation the Royalty Amounts), or that could otherwise have a Material Adverse Effect.
(e)     Neither such Loan Party nor any of its Subsidiaries or Affiliates has received any notice, and has no Knowledge, of (i) Genentech’s intention to terminate, amend or restate the License Agreement in whole or in part, (ii) Genentech’s or any other Person’s or Governmental Authority’s (where applicable) intention to challenge the validity or enforceability of the License Agreement or the obligation of Genentech to pay the Royalty Amounts or other monetary payment under the License Agreement, or (iii) the Parent or Genentech being in default of any of its obligations under the License Agreement.
(f)     Neither the granting of a Lien on the Collateral to the Lender pursuant to Section 8.01 on the Closing Date nor the consummation of the other transactions contemplated by the Purchase Agreement, the other Transaction Documents or the Loan Documents will require the approval, consent, ratification, waiver, or other authorization of Genentech (other than as expressly provided in the Consent and Direction) or any other Person or Governmental Authority under the License Agreement, the other Transaction Documents or otherwise and will not constitute a breach of or default or event of default under the License Agreement, the other Transaction Documents or any other agreement to which such Loan Party or any of its Subsidiaries or Affiliates is a party.
(g) [Reserved].
(h)     All of the representations and warranties made by the Parent in Section 11.1 of the License Agreement were accurate and complete in all respects as of the effective date of the License Agreement and continue to be accurate and complete in all respects as of the Agreement Date and the Closing Date.
(i)     With respect to any calendar quarter occurring prior to the Agreement Date (i) the amount of the Academic Royalty Obligations paid or payable by Parent in respect of such quarter for sales outside Australia has not exceeded 5% of the royalties paid or payable by Genentech pursuant to Section 8.5 of the License Agreement in respect of such quarter, and (ii) the amount of the Academic Royalty Obligations paid or payable by Parent in respect of such quarter for sales of Erivedge in Australia has not exceeded 2% of the net sales of Erivedge in Australia in respect of such quarter.
(j)     To the Knowledge of such Loan Party, Genentech has not indicated (whether in writing or orally) that the royalties paid pursuant to Section 8.5 of the License Agreement would, in the reasonable determination of such Loan Party, be insufficient to enable the Borrower to make payments of principal of and interest on the Loan or the Note when and as due and payable in accordance with the terms of this Agreement and the Note.
(k)     For purposes of the License Agreement (including, without limitation, Section 8.5 thereof): (i) the JSC has designated Erivedge® as a Lead Product in accordance with Sections 2.2 and 3.2 of the License Agreement; (ii) Erivedge® has neither been deemed to be or designated as a Collaboration Product in accordance with the provisions of Article 4 of the License Agreement or otherwise, nor has it been deemed to be or designated as a Curis Product pursuant to Article 6 of the License Agreement; (iii) neither the Parent nor Genentech, directly or indirectly through the JSC or the CSC, has deemed, or otherwise claimed or indicated, that any of the provisions of Section 8.5(b) of the License Agreement apply to Erivedge® other than (y) Section 8.5(b)(ii) of the License Agreement to the extent Erivedge® is a Modified Product and (z) Odomzo has been deemed a Competing Product under Section 8.5(b)(i) of the License Agreement. For purposes of this Section 4.08(k), each of “JSC”, “Lead Product”, “Curis Product”, “CSC”, “Modified Product” and “Competing Product” has the meaning ascribed to such defined term in the License Agreement.
Section 4.09     UCC Representations and Warranties. The Borrower’s exact legal name is, and has always been, “Curis Royalty LLC”. Curis’ exact legal name is, and, since August 1, 2000, has been, “Curis, Inc.” The principal place of business and chief executive office of the Borrower has always been, and the office where it keeps its books and records relating to the License Agreement are located at, the address of the Borrower set forth in Section 9.01 hereof. The Borrower’s Delaware organizational identification number and Federal Employer Identification Number are 5245460 and 45-1451371, respectively.
Section 4.10 Intellectual Property.
(a)     The Parent is the owner or licensee of the Curis Technology free and clear of all Liens created by Parent (or any of its Affiliates).
(b)     The Parent is co-owner, together with Genentech, of the Erivedge Patents and the Erivedge Patents are Joint Patents (as defined in the License Agreement).
(c) Schedule 1.01 lists all Erivedge Patents.
(d)    The Parent is exclusive licensee of the Hopkins Patents.

(e)     To the Knowledge of such Loan Party, no third party owns any Intellectual Property rights that could be validly asserted against the development, manufacture, use, sale or importation of Erivedge® or any Product relating to Erivedge®. To the Knowledge of such Loan Party, there is no issued patent controlled by a third party and not licensed to Parent that is or would be infringed by the development, manufacture, use, sale or importation of Erivedge® or any Product relating to Erivedge®.
(f)     No claims have been made or, to the Knowledge of such Loan Party, threatened, against (i) the Parent (or any of its Affiliates) or (ii) to the Knowledge of such Loan Party and since the effective date of the License Agreement, Genentech (or any of its Affiliates), that, in each case, the development, manufacture, use, sale or importation of Erivedge® or any Product relating to Erivedge® (including the development, manufacture, use, sale or importation of Erivedge® or any Product relating to Erivedge® under the License Agreement), infringes, misappropriates, or otherwise violates any Intellectual Property right of any third party.
(g)     To the Knowledge of such Loan Party, Genentech has not given Parent or any of its Affiliates any written notice of any claims that have been made or threatened against Genentech that Product, any licensed process or licensed technology or any use or practice thereof by Genentech (or any of its Affiliates), in each case with respect to Erivedge® or any Product relating to Erivedge®, infringes, misappropriates, or otherwise violates any Intellectual Property right of any third party.
(h)     To the Knowledge of such Loan Party, no third party is currently infringing, misappropriating, or otherwise violating in any respect any Erivedge Patent or Hopkins Patent.
(i)     To the Knowledge of such Loan Party, each of the Erivedge Patents and Hopkins Patents are valid and enforceable, and no third party is currently challenging, or has challenged, the validity or enforceability of any Erivedge Patent or Hopkins Patent in any respect, except for a pre-grant opposition against [**].
(j)     All of the representations and warranties made by the Parent in Section 11.2 of the License Agreement were accurate and complete in all respects as of the effective date of the License Agreement and continue to be accurate and complete in all respects as of the Agreement Date and the Closing Date.
Section 4.11     Royalty Rights. Pursuant to the Purchase Agreement, the Borrower has purchased, acquired and accepted from the Parent, and the Parent has sold, assigned and transferred to the Borrower, all of the Parent’s right, title and interest in and to the Royalty Amounts (the “Royalty Rights”), free and clear of any and all Liens of any kind whatsoever and such purchase and sale remains valid and effective. Prior to such purchase, such Royalty Rights were owned exclusively and at all times by the Parent, free and clear of any and all Liens of any kind whatsoever.
Section 4.12     Single Purpose Entity. Since the date of its formation, the Borrower has been, and shall continue to be, a Single Purpose Entity.

ARTICLE V

CERTAIN COVENANTS
From the Closing Date and until the Repayment Date, the Borrower and the Parent (unless otherwise expressly indicated):
Section 5.01     Preservation of Existence and Properties; Compliance with Law; Payment of Taxes and Claims; Preservation of Enforceability; Separateness.
(a)     Shall (i) Preserve and maintain the Borrower’s limited liability company existence and all of its other franchises, rights and privileges material to the conduct of its business, (ii) comply with Applicable Law, (iii) in the case of the Borrower, pay or discharge when due all Taxes and all Liabilities of the Borrower that are or might become Liens on any of its properties and (iv) take all action and obtain all consents and Governmental Approvals and make all Governmental Registrations the Borrower is required to take or obtain so that its obligations under the Loan Documents will at all times be legal, valid and binding and enforceable against the Borrower and its rights and obligations under the Transaction Documents to which it is a party will at all times be legal, valid and binding and enforceable by the Borrower against the relevant counterparty in accordance with their respective terms, except that this Section 5.01(a) (other than clauses (i), insofar as it requires the Borrower to preserve its limited liability company existence, and (iv)) shall not apply in any circumstance where noncompliance, together with all other noncompliances with this Section 5.01(a), will not have a Material Adverse Effect.
(b)     Shall take all actions necessary for the Borrower to remain a Single Purpose Entity and shall not permit the substantive consolidation of the assets and liabilities of the Borrower with those of any other Person.
Section 5.02     Use of Proceeds. (a) In the case of the Borrower, shall use the proceeds to the Loan solely to (i) repay existing indebtedness under the Existing Credit Agreement and (ii) make a distribution to Parent of the remaining Loan proceeds and (b) shall not use the proceeds of the Loan to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock, in each case in violation of said Regulations. If requested by the Lender, the Borrower shall complete and sign Part I of a copy of Federal Reserve Form G-3 referred to in Regulation U and deliver such copy to the Lender.
Section 5.03 Visits, Inspections and Discussions.
(a)     Shall permit representatives (whether or not officers or employees) of the Lender, from time to time but no more than [**] (except that during the continuance of an Event of Default, no such limit on frequency shall apply) on the [**] Business Day after written request, to (i) visit any of the Borrower’s premises or property, (ii) inspect, and verify the amount, character and condition of, any of the Borrower’s property, (iii) review and make extracts from the Borrower’s books and records and from the books and records of others relating to the Borrower, including management letters prepared by its independent certified public accountants and books and records relating to the Royalty Amounts, and (iv) discuss with the Borrower’s manager and other principal officers its business, assets, Liabilities, financial condition, results of operation and business prospects.
(b)     Shall permit representatives (whether or not officers or employees) of the Lender, from time to time but no more than [**] (except that during the continuance of an Event of Default, no such limit on frequency shall apply) on the [**] Business Day after written request, to (i) review and make extracts from the Parent’s books and records and from the books and records of others, in each case, relating to the Academic Payment Obligations and the Academic Royalty Obligations (including how such Academic Royalty Obligations are calculated), including management letters prepared by its independent certified public accountants, and (ii) discuss with the Parent’s principal officers the Academic Payment Obligations and the Academic Royalty Obligations (including how such Academic Royalty Obligations are calculated).
Section 5.04     Information to Be Furnished. Shall furnish to the Lender:
(a)     Royalty and Audit Reports. Promptly upon, but in no event later than three (3) Business Days following, any Loan Party’s receipt thereof, each report required or contemplated by, or otherwise delivered pursuant to, (i) Section 9.1 of the License Agreement and (ii) to the extent relating to any Royalty Amount, Section 9.3, 9.4 or 14.1(b) of the License Agreement (any such report, a “Payment Report”).
(b)     Requested Information. From time to time and promptly upon request of the Lender, such Information regarding the Loan Documents, the Loan, the Transaction Documents, Product, the Royalty Amounts and the business, assets, Liabilities, financial condition, results of operations or business prospects of the Borrower as the Lender may reasonably request (including any notices, reports or correspondence required or contemplated by, or otherwise delivered pursuant to, Section 5.1(a)(iii) of the Purchase Agreement), in each case in form and substance and certified in a manner reasonably satisfactory to the Lender, and any other Information such Loan Party receives from Genentech and is permitted to share with the Lender pursuant to and in accordance with the confidentiality obligations and disclosure provisions set forth in the License Agreement and the Consent and Direction, which Lender shall receive subject to the confidentiality obligations in Section 9.10.
(c)     Notice of Defaults and Material Adverse Effect. Prompt notice, after a Responsible Officer of the applicable Loan Party shall have obtained Knowledge thereof, of (i) the occurrence of any Default or (ii) any event or circumstance that would render any of the representations or warranties in Section 4.05 hereof untrue if made at such time.
(d)     Notice of Amendments, Modifications and Terminations of Transaction Documents. Without limiting Section 5.13, prompt notice of any amendment, restatement, modification or termination of any of the Transaction Documents, together with a true and correct copy of such amendment, restatement or modification or any writing evidencing such termination, as applicable.
(e)     Notice of Litigation. Promptly following Borrower’s receipt thereof, all notices required or contemplated by, or otherwise delivered pursuant to, Section 5.1(a)(ii) of the Purchase Agreement.
Section 5.05     Modification of Certain Documents. Shall maintain the Borrower’s organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Formation or the LLC Agreement in any respect except for such amendments, restatements, supplements or modifications that: (a) do not materially and adversely affect the rights and privileges of any Loan Party or that would impair the ability of any Loan Party to comply with the terms or provisions of any of the Loan Documents to which it is a party, including, without limitation, this Section 5.05, (b) do not affect the interests of the Lender under the Loan Documents or in the Collateral, (c) could not reasonably be expected to have a Material Adverse Effect and (d) at all times on and after the Agreement Date, the LLC Agreement shall provide for not less than ten (10) days’ prior written notice to the Lender of (i) in the case of removal of the Independent Director, the removal of such Independent Director and (ii) the proposed appointment of any Person that is to serve as an Independent Director or a successor Independent Director, as applicable, and the condition precedent to giving effect to such appointment or replacement that the Borrower certify that the designated Person has satisfied the criteria set forth in the definition in the LLC Agreement of “Independent Director” and the Lender’s written acknowledgement that in its reasonable judgment such designated Person satisfies the criteria set forth in the definition in the LLC Agreement of “Independent Director” (which acknowledgement shall not be unreasonably withheld or delayed). Without limiting the foregoing, the Borrower shall not amend or modify or permit the amendment or modification of Sections 9(j) and 10 of the LLC Agreement.
Section 5.06     Conduct of Business. Shall (a) comply, in the case of Parent, in all material respects with its obligations under the License Agreement, (b) comply in all material respects with all Applicable Law, (b) in the case of Parent, not terminate the License Agreement, (c) not take any action that may cause the License Agreement to be terminated and (d) not engage in any action with the intent to, directly or indirectly, adversely impact or materially delay, or which would reasonably be expected to have the effect of adversely impacting or materially delaying, the payment of any Royalty Amounts as contemplated by the License Agreement, this Agreement and the Escrow Agreement
Section 5.07     Purchase Agreement. Shall maintain the effectiveness of, and continue to perform under, the Purchase Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Purchase Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Purchase Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Lender in its sole discretion.

Section 5.08     Indebtedness. Shall not, in the case of the Borrower, create, incur, Guarantee, assume or suffer to exist any Indebtedness, other than Indebtedness under this Agreement and the other Loan Documents.
Section 5.09     Liens. Shall not, in the case of the Borrower, create, grant or permit to exist any Lien on any of its assets or property, including the Collateral.
Section 5.10 Restricted Payments.
(a)     Shall not, in the case of the Borrower, declare, order, pay, make or set apart any sum for any Restricted Payment except that the Borrower may make a single distribution to the Parent of the amounts described in Section 5.02(a)(ii); provided that, notwithstanding anything herein to the contrary, the Borrower and Lender agree that, notwithstanding the occurrence and continuance of any Default or Event of Default, the Escrow Agent, acting at the direction of the Lender pursuant to Section 6.04 and the Escrow Agreement, shall make distributions to Parent, free and clear of all Liens and claims of Lender, in accordance with the instructions of Lender under the Disbursement Instruction (as defined in the Escrow Agreement) delivered pursuant to Sections 6.02 and 6.03.
Section 5.11     Mergers. Shall not, in the case of the Borrower, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person.
Section 5.12     No Subsidiaries. Shall not, in the case of the Borrower, create, have, acquire, maintain or hold any interest in any Subsidiary.
Section 5.13     No Modification. Except for amendments to the Other License Agreements, in each case, solely to extend the payment dates of the Academic Royalty Obligations thereunder to match the Quarterly Payment Date, shall not, without the prior written consent of the Lender (which consent the Lender may withhold in its reasonable discretion), waive any of its rights under, amend or otherwise modify any of the Transaction Documents, or permit any of its Affiliates party thereto to do any of the foregoing.
Section 5.14     Enforcement of Rights. Shall not fail to diligently (a) monitor (i) the performance of Genentech under the License Agreement, and (ii) the Escrow Agent under the Escrow Agreement and (b) enforce all rights under such agreements.
Section 5.15     Audit Rights of the Parent. To the extent that the Lender believes in good faith that Genentech has underpaid any Royalty Amounts resulting in a reduction to any Adjusted Royalty Amounts payable to Lender under Section 2.04, the Lender shall, in writing, notify the Parent of such belief, including the calendar quarter in question, and shall request that the Parent initiate an audit for the fiscal year that includes such calendar quarter pursuant to Section 9.4 of the License Agreement to confirm the accuracy of such Royalty Amounts, and the Parent shall initiate such audit pursuant to Section 9.4 of the License Agreement; provided that, in such case,

(a) the Lender shall reimburse the Parent for all expenses of such audit actually incurred by the Parent pursuant to Section 9.4 of the License Agreement (to the extent such expenses are not paid by Genentech) and (b) the Parent shall direct Genentech to promptly remit into the Escrow Account the amount of any underpayments revealed by such audit, plus interest or, to the extent such funds are received by the Parent, the Lender hereby directs Parent to promptly remit such funds to the Escrow Agent for distribution as otherwise required in Article 6.
Section 5.16     Defense of Intellectual Property. The parties to this agreement confirm and agree that each of Genentech and the Parent has retained the right to pursue infringement claims and other enforcement actions under the License Agreement, Borrower and Parent shall use their commercially reasonable efforts to cause Genentech, to the extent permitted under the License Agreement, to pursue infringement claims and other enforcement actions under the License Agreement against any third party to the extent not being pursued by Parent. If Parent becomes aware of alleged or threatened infringement of an Erivedge Patent, Parent shall give prompt written notice of such alleged or threatened infringement to Lender and will, where reasonable, take steps to enforce its patent rights subject to and consistent with the terms of the License Agreement and use commercially reasonable efforts to cause Genentech, to the extent permitted under the License Agreement, to take steps to enforce its patent rights subject to and consistent with the terms of the License Agreement. Borrower and Parent shall cause Genentech, to the extent permitted under the License Agreement, to file, prosecute, maintain, enforce and/or defend the Erivedge Patents; and in the event Genentech does not file, prosecute, maintain, enforce and/or defend the Erivedge Patents, then Borrower and/or Parent shall file, prosecute, maintain, enforce and/or defend the Erivedge Patents.
Section 5.17     Academic Royalty Obligations. With respect to any calendar quarter, if (a) the amount of the Academic Royalty Obligations paid or payable by Parent in respect of such quarter for sales outside Australia exceed 5% of the Royalty Amounts paid or payable by Genentech in respect of such quarter, or (b) the amount of the Academic Royalty Obligations paid or payable by Parent in respect of such quarter for sales of Erivedge in Australia exceed 2% of the net sales Erivedge in Australia in respect of such quarter, in either case, Parent shall pay such any excess amounts (“Excess Academic Payments”) directly to the relevant academic institutions pursuant to the applicable Other License Agreements and, for the avoidance of doubt, such Excess Academic Payments shall not be deducted from the Adjusted Royalty Amounts.
Section 5.18 [Reserved].
Section 5.19     Collateral. Shall not misappropriate or convert the Collateral during the existence of an Event of Default.
Section 5.20     Royalty Payments. Shall not, in the case of the Parent, fail to pay any amount of Royalty Payments payable by Parent and due and owing under the Academic Royalty Obligations or as otherwise required to be paid under the Other License Agreements, in each case (other than Excess Academic Payments) for which the Parent has received a disbursement under Section 6.03 or Section 6.04.

Section 5.21     Lender’s Prior Consent. Shall not, in the case of the Borrower, fail to obtain Lender’s prior written consent to (x) any unauthorized secondary financing encumbering the Collateral or (y) any transfer of title to the Collateral or any direct ownership in the Borrower.
Section 5.22     Genentech Consent. If requested by the Lender in connection with any future permitted assignment, participation or any other transfer of some or all of the Lender’s interests under this Agreement and the other Loan Documents and in the Collateral, shall use their commercially reasonable efforts to promptly obtain any required Genentech consent to any such assignment, participation or other transfer.
Section 5.23     Pledge Agreement. Shall use their reasonable best efforts within 60 days of the Closing Date to obtain Genentech’s consent to the execution of the Pledge Agreement by the Parent and Lender and, if such consent is received, Parent shall execute such Pledge Agreement.
Section 5.24     Negative Pledge. Shall not permit, directly or indirectly, any pledge of the Equity Interests in the Borrower (other than under a Pledge Agreement between the Parent and the Lender).
ARTICLE VI

COVENANTS RELATING TO THE ESCROW
Section 6.01 Remittances to Escrow Account.
(a)      On or before the Closing Date, (i) Borrower and Parent shall direct Genentech to promptly remit to the Escrow Account any and all Royalty Amounts, in writing in the form attached hereto as Exhibit B, and (ii) Parent shall notify Genentech, in writing, that the transactions contemplated herein and in the Purchase Agreement have been consummated, and shall provide to Genentech in such notice the identity of the Escrow Agent and the details of the Escrow Account (such notice, the “Commencement Notice”).
(b)     If and to the extent any Royalty Amounts are received by Borrower or Parent (despite and in contradiction to the Consent and Direction and the Commencement Notice), Borrower or Parent, as applicable, shall hold any and all such amounts in trust for the benefit of Lender and the Lender hereby directs the Borrower and the Parent to promptly remit any and all such amounts directly to the Escrow Agent for distribution as otherwise required under this Article 6.
Section 6.02     Information to Be Furnished. On each Genentech Payment Date:
(a)     Parent shall deliver a written notice to Borrower and Lender setting forth any Escrow Agent Fees previously paid by Parent under the Escrow Agreement prior to or during the portion of the Interest Period occurring prior to such Genentech Payment Date and not previously reimbursed, and to be reimbursed on the next Quarterly Payment Date and all supporting documentation therefor.

(b)     Borrower shall deliver a written notice to Lender setting forth any Borrower Expenses due and payable by Borrower on the next Quarterly Payment Date and not previously paid or reimbursed, and to be paid or reimbursed on the next Quarterly Payment Date and all supporting documentation therefor.
(c)     Parent shall deliver a written notice to Borrower and Lender setting forth the amount of royalty payments previously paid by Parent under the Academic Royalty Obligations prior to or during the portion of the Interest Period occurring prior to such Genentech Payment Date and/or due and payable on the next Quarterly Payment Date under the Academic Royalty Obligations, as applicable and, in each case, excluding any Excess Academic Payments (“Academic Payments”), and not previously paid or reimbursed, and to be paid or reimbursed on the next Quarterly Payment Date and all supporting documentation therefor.
(d)     Lender shall deliver a written notice to Parent and Borrower setting forth any out-of-pocket costs (including reasonable attorney’s fees), fees and expenses actually incurred by Lender in connection with this Agreement (other than the Borrower Expenses) for which the Lender is entitled to payment under Section 9.14 (“Lender Reimbursable Expenses”) and not previously paid or reimbursed, and to be paid or reimbursed on the next Quarterly Payment Date and all supporting documentation therefor.
(e)     Parent shall deliver a written notice to Borrower and Lender setting forth any out-of-pocket costs (including reasonable attorney’s fees) actually incurred by Parent prior to or during the portion of the Interest Period occurring prior to such Genentech Payment Date in connection with the collection of any indemnity payments paid or payable pursuant to Section 14.1(b) of the License Agreement with respect to Losses (as defined in the License Agreement) suffered by Borrower after the effective date of the Purchase Agreement with respect to any amounts payable under Sections 8.5, 9.3 or 9.4 of the License Agreement (such out-of-pocket costs, “Indemnity Collection Costs”) and not previously reimbursed, and to be reimbursed on the next Quarterly Payment Date and all supporting documentation therefor.
Section 6.03     Disbursements Prior to an Event of Default. Prior to the occurrence and continuation of an Event of Default:
(a)     Promptly upon its receipt of each Payment Report and the notices described in Section 6.02, Lender shall determine, in consultation with Borrower and Parent, the Calculations relating to the next Quarterly Payment Date, which Calculations shall be binding on all parties hereto absence manifest error; and
(b)     Promptly upon its determination, in consultation with Borrower and Parent, of the Calculations, but in no event later than two (2) Business Days prior to the next Quarterly Payment Date, Lender shall deliver to Parent and Escrow Agent a duly executed written notice setting forth the following transfers to be made by Escrow Agent from the Escrow Account on such Quarterly Payment Date in the following order of priority (a “Disbursement Instruction”):
(i)     The amount of Escrow Agent Fees described in Section 6.02(a) not previously reimbursed, if any, to be transferred by Escrow Agent to Escrow Agent on such Quarterly Payment Date, together with the account of Escrow Agent to which such funds are to be transferred under the Escrow Agreement;
(ii) The amount of Academic Payments described in Section 6.02(c)     (which, for the avoidance of doubt shall not include any Excess Academic Payments     under Section 5.17) not previously paid or reimbursed, if any, to be transferred by     Escrow Agent to Parent on such Quarterly Payment Date, together with the account of Parent to which such funds are to be transferred under the Escrow Agreement;
(iii) The amount of Lender Reimbursable Expenses not previously     paid or reimbursed, if any, to be transferred by Escrow Agent to Lender on such     Quarterly Payment Date, together with the account of Lender to which such funds are to     be transferred under the Escrow Agreement;
(iv)     The amount of Borrower Expenses described in Section 6.02(b) not previously paid or reimbursed, if any, to be transferred by Escrow Agent to Borrower on such Quarterly Payment Date, together with the account of Borrower to which such funds are to be transferred under the Escrow Agreement;
(v)     The amount of Indemnity Collection Costs described in Section 6.02(e) not previously reimbursed, if any, to be transferred by Escrow Agent to Parent on such Quarterly Payment Date, together with the account of Parent to which such funds are to be transferred under the Escrow Agreement; and
(vi)     To the extent the Available Amount is sufficient therefor,
(A)     the amount of unpaid and uncapitialized interest accrued during prior Interest Periods, if any, to be transferred by Escrow Agent to Lender on such Quarterly Payment Date,
(B)     the amount of interest accrued during the current Interest Period to be transferred by Escrow Agent to Lender on such Quarterly Payment Date, and
(C)     the amount of outstanding principal under the Loan to be transferred by Escrow Agent to Lender on such Quarterly Payment Date, together with the account of Lender to which such funds are to be transferred under the Escrow Agreement.
For the avoidance of doubt, such Disbursement Instruction shall specify the Quarterly Payment Date on which such transfers are to be made by Escrow Agent pursuant to the Escrow Agreement and instruct Escrow Agent to make such transfers on such date.

Section 6.04     Disbursements upon Event of Default. (a) After the occurrence and during the continuation of an Event of Default:
(i)     The Lender shall continue to deliver instructions for disbursement of the Academic Payments to the Parent in accordance with Section 6.03(b)(ii);
(ii)     Except as required in clause (i) above, the Lender may deliver disbursement instructions to the Escrow Agent (with a copy to the Parent) in its sole discretion and in form and substance satisfactory to it in its sole discretion so long as such disbursement instructions comply with the terms and conditions of the Escrow Agreement; and
(iii)     The Lender, upon notice to the Borrower, may notify Escrow Agent in writing that an Event of Default hereunder has occurred and is continuing (an “Event of Default Notice”); provided, however, that upon the occurrence of an Event of Default specified in Section 7.01(h) with respect to Borrower, Lender may deliver an Event of Default Notice to Escrow Agent without any notice to the Borrower.
(b)     At such time as an Event of Default is no longer continuing, if Lender has delivered an Event of Default Notice to Escrow Agent in respect of such Event of Default, Borrower shall promptly notify Escrow Agent in writing that such Event of Default no longer exists.
ARTICLE VII

DEFAULT
Section 7.01     Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of the Borrower, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body:
(a)     Any payment of principal of the Loan or the Note shall not (i) be made within three (3) days of when such payment is due and payable hereunder or (ii) otherwise be made in accordance with the terms of this Agreement and the Note;
(b)     Any Loan Document Representation and Warranty shall at any time prove to have been incorrect or misleading in any material respect when made;
(c)     Any Loan Party shall default in the performance or observance of its respective obligations under:
(A)     any term, covenant, condition or agreement contained in Section 5.01(a)(i) (insofar as such Section requires the preservation of the limited liability company existence of Borrower), 5.01(a)(iv), 5.01(b),

5.02, 5.04(a), 5.04(c), Sections 5.05 through 5.15, Sections 5.17 through 5.22 and Section 5.24; or
(B)     any term, covenant, condition or agreement contained in this Agreement (other than a term, covenant, condition or agreement a default in the performance or observance of which is elsewhere in this Section 7.01 specifically dealt with) or any other Loan Document and, if capable of being remedied, such default shall continue unremedied for a period of ten (10) days after such Loan Party obtains Knowledge of any such default;
(d)     The Parent shall default in the performance or observance of (x) Section 9.14(c) hereof, which breach or default is not cured within thirty (30) days after written demand thereof by the Lender or (y) Section 9.14(d) hereof;
(e)     (i) The occurrence of any failure by Genentech to pay any material amount, or other material default by Genentech under, the License Agreement, or any material delay, elimination or material diminution of the amounts paid or payable by Genentech under Sections 8.5, 9.3, 9.4 or 14.1(b) of the License Agreement with respect to Royalty Amounts, in each case, only if and to the extent caused by or resulting from an actual breach or default by Parent of any of its obligations under the License Agreement; (ii) this Agreement shall for any reason fail to create a valid and perfected first priority security interest in any of the Collateral or any Loan Party (or any of its Affiliates) asserts, or institutes any proceedings seeking to establish, that any provision of the Loan Documents, or all or any portion of the Lien on the Collateral granted pursuant to this Agreement, is invalid, not binding or unenforceable;
(f)     (i) The occurrence of a material breach or default by Borrower under the Escrow Agreement, or (ii) the occurrence of a material breach or default by Parent under the Purchase Agreement, in each case, which breach or default is not cured within thirty (30) days after written demand thereof by the Lender;
(g)     (i) Any Loan Party shall (A) commence a voluntary case under the Federal bankruptcy laws (as now or hereafter in effect), (B) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, (C) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) apply for, or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of itself or of a substantial part of its assets, domestic or foreign, (E) admit in writing its inability to pay, or generally not be paying, its debts (other than those that are the subject of bona fide disputes) as they become due, (F) make a general assignment for the benefit of creditors, or (G) take any corporate or limited liability company action, as applicable, for the purpose of effecting any of the foregoing;
(ii)     (A) A case or other proceeding shall be commenced against any Loan Party seeking (1) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or (2) the appointment of a trustee, receiver, custodian, liquidator or the like of such Loan Party, or of all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue undismissed and unstayed for a period of sixty (60) days, or (B) an order granting the relief requested in such case or proceeding against any Loan Party (including an order for relief under such Federal bankruptcy laws) shall be entered;
(h)     The occurrence of (A) any materially adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of any Loan Party that is a party thereto, (B) any materially adverse effect on the binding nature, validity or enforceability of the License Agreement as an obligation of Parent, (C) any materially adverse effect on the binding nature, validity or enforceability of the Escrow Agreement as an obligation of the Escrow Agent, (D) any materially adverse effect on the binding nature, validity or enforceability of the Purchase Agreement as an obligation of Parent, (E) any material adverse change in any of the rights or remedies of Borrower against Parent under the Purchase Agreement;
(i)     Any Person shall be appointed as an Independent Director of the Borrower (other than the Independent Director as of the Agreement Date) without (i) at least ten (10) days’ prior written notice to the Lender of (x) in the case of removal of the Independent Director, the removal of such Independent Director and (y) the proposed appointment of the Independent Director or a successor Independent Director, as applicable, which shall include a certification by the Borrower that such Person has satisfied the criteria set forth in the definition of “Independent Director” in the LLC Agreement, in accordance with Section 5.05, and (ii) the written acknowledgement by the Lender that such Person satisfies, in the reasonable judgment of the Lender, the criteria set forth in the definition of “Independent Director” in the LLC Agreement (which acknowledgement shall not be unreasonably withheld or delayed);
(j)     The Parent shall at any time cease to own, of record and beneficially, 100% of the Equity Interests in the Borrower.
For the avoidance of doubt, the Lender and Borrower confirm that the failure to pay or other default by Genentech under the License Agreement, or any delay, elimination or diminution of the amounts paid or payable by Genentech under Sections 8.5, 9.3, 9.4, or 14.1(b) of the License Agreement and any consequent delay, elimination or reduction of the amounts paid or payable by the Borrower hereunder with respect to the Loan, in each case, for any reason other than a breach or default by Parent of any of its obligations under the License Agreement, shall not constitute an Event of Default under this Agreement.
Section 7.02     Remedies upon Event of Default. During the continuance of any Event of Default (other than one specified in Section 7.01(h)) and in every such event, the Lender, upon notice to the Borrower, may declare, in whole or, from time to time, in part, the principal of (including principal consisting of capitalized interest on the Loan) and accrued interest on the Loan and the Note and all other amounts owing under the Loan Documents to be, and the Loan and the Note and all such other amounts shall thereupon and to that extent become, due and payable. Upon the occurrence of an Event of Default specified in Section 7.01(h) with respect to the Borrower, automatically and without any notice to the Borrower, the principal (including principal consisting of capitalized interest on the Loan) of and accrued interest on the Loan and the Note and all other amounts owing under the Loan Documents shall be due and payable. Presentment, demand, protest or notice of any kind (other than the notice provided for in the first sentence of this Section 7.02) are hereby expressly waived.
ARTICLE VIII

COLLATERAL
Section 8.01     Pledge; Grant of Security Interest. (a) Effective on the Closing Date, the Borrower hereby assigns and transfers to the Lender, and hereby grants to the Lender, as a secured party, a first priority lien and security interest in all of the assets and all real, intangible and personal property of the Borrower, including all of the Borrower’s right, title and interest in and to the Pledged Royalty Rights and the following other property, in each case, wherever located and whether now owned or at any time hereafter acquired by the Borrower or in which the Borrower now has or at any time in the future may acquire any right, title or interest (such assets and property referred to herein as the “Collateral”), as security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) and observance of all Secured Obligations:
(i) all Accounts;
(ii) all Chattel Paper;
(iii)     all Commercial Tort Claims listed or described from time to time on Schedule 8.01(a)(iii);
(iv) all Deposit Accounts;
(v) all Documents;
(vi) all Equipment;
(vii) all Fixtures;
(viii) all General Intangibles;
(ix) all Goods;
(x) all Instruments;
(xi)     all Intellectual Property and Intellectual Property Licenses;
(xii) all Inventory

(xiii)     all Investment Property, including all Equity Interests and Securities;
(xiv)     all Letters of Credit and Letter of Credit Rights;
(xv) all Money;
(xvi) all Securities Accounts;
(xvii)     all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time pertain to or evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;
(xviii)     all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing; and
(xix)     to the extent not otherwise included, all other personal property, whether tangible or intangible, of the Borrower and all Proceeds, products, accessions, rents, issues and profits of any and all of the foregoing and all collateral security, supporting obligations and guarantees given by any Person with respect to any of the foregoing.
Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include any Excluded Collateral.
Section 8.02     Representations and Warranties regarding the Collateral. The Borrower represents and warrants as of the date hereof and the date of the Loan that:
(a)     The Borrower is the record and beneficial owner of, and has good and marketable title to, the Collateral;
(b)     Upon the filing of a Uniform Commercial Code financing statement in the office of the Secretary of State of the State of Delaware, the Lien granted pursuant to this Agreement will constitute a valid, perfected first priority Lien on and security interest in the Collateral, enforceable as such against all creditors of the Borrower and any Persons purporting to purchase any Collateral from the Borrower; and
(c)     (i) the Borrower holds the Collateral free and clear of all Liens of every kind and nature, except for the security interest granted to the Lender hereunder, (ii) the Collateral is subject to no options to purchase or any similar rights of any Person, (iii) the Borrower will neither make nor permit to be made any assignment, pledge, hypothecation or loan, transfer of, or create any security interest in, the Collateral, except for the security interest granted to the Lender hereunder, and (iv) the Borrower agrees to deliver promptly or cause to be delivered to Lender any and all certificates or instruments at any time representing any of the

Collateral, together with any necessary endorsement and/or instruments of transfer satisfactory to Lender, and such other instruments and documents as Lender may request that are necessary to perfect Lender’s security interest.
Section 8.03     Covenants with respect to the Collateral. Borrower covenants and agrees with the Lender that, from the Closing Date and until the Repayment Date, the Borrower will:
(a)     not, directly or indirectly, sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, or amend or modify, any Collateral; provided that the foregoing shall not prohibit the Borrower from (i) making payments to the Lender pursuant to this Agreement and the other Loan Documents, (ii) making Restricted Payments expressly permitted under Section 5.10 hereof, or (iii) any other assignment, transfer or disposal required or expressly permitted by this Agreement. Borrower shall defend the right, title and interest of the Lender in and to the Collateral against the claims and demands of all Persons whomsoever; and
(b)     promptly notify the Lender of any Commercial Tort Claim acquired by it and unless otherwise consented by the Lender, the Borrower shall enter into a supplement to this Agreement, updating Schedule 8.01(a)(iii) to describe such Commercial Tort Claim in a manner satisfactory to the Lender.
Section 8.04 Remedies with respect to Collateral.
(a)     If an Event of Default shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted in this Agreement, at law or in equity, and in any other instrument or agreement securing, evidencing or relating to the Loan, all rights and remedies of a secured creditor under the Code, and, subject to any restrictions set forth below, may foreclose or otherwise realize upon the Collateral in such portions or in full as the Lender sees fit in its sole discretion. If an Event of Default shall occur and be continuing, without limiting the generality of the foregoing, the Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Person (which demands, presentments, protests, advertisements and notices, or other defenses, are hereby waived by the Borrower), may collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold. To the extent permitted by Applicable Law, the Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by the Lender of any of its rights and remedies hereunder. If any notice of a proposed sale or other disposition of the Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. The Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the reasonable fees and disbursements of any attorneys employed by the Lender to collect such deficiency. Any proceeds of any sale or other disposition of the Collateral that remain after the full and final payment of all the Secured Obligations shall be returned to the Borrower.
(b)     The Lender shall have such rights and remedies as are set forth in this Agreement, all the rights, powers and privileges of a secured party under the Code as in effect in the applicable jurisdictions, and all other rights and remedies available to the Lender, at law or in equity. Upon the occurrence and during the continuance of an Event of Default, the Lender shall have, to the extent permitted under Applicable Law, the right to the appointment of a receiver for the properties and assets of the Borrower, and the Borrower hereby consents to such rights and such appointment and hereby waives any objection the Borrower may have thereto or the right to have a bond or other security posted by the Lender in connection therewith.
(c)     Upon the occurrence and during the continuance of an Event of Default, the Lender may, on behalf of the Borrower, modify, terminate, waive or release, enforce and sue on the Purchase Agreement and, without releasing the Borrower from its obligations under the Purchase Agreement, perform any and all obligations of the Borrower under the Purchase Agreement and exercise any and all other rights of the Borrower therein contained as fully as the Borrower itself could, to the extent such actions are necessary or appropriate in order to accomplish or further effect the purposes of this Agreement. Notwithstanding the foregoing, the Lender shall not be obligated to perform any obligation of the Borrower under the Purchase Agreement.
Section 8.05     Security Interest Absolute; Rights Cumulative; the Borrower Remains Liable; Further Assurances.
(a)     The Borrower agrees that the rights of the Lender under this Agreement, the Note, the other Loan Documents or any other contract or agreement now or hereafter in existence among the Lender and the Borrower shall be cumulative, and that the Lender may from time to time exercise such rights and such remedies as the Lender may have thereunder and under the laws of the United States and any state, as applicable, in the manner and at the time that the Lender in its sole discretion desires. The Borrower further expressly agrees that the Lender shall not in any event be under any obligation to resort to any Collateral prior to exercising any other rights that the Lender may have against the Borrower or its property, or to resort to any other collateral for the Secured Obligations prior to the exercise of remedies hereunder nor shall the rights and remedies of the Lender be conditional or contingent on any attempt of the Lender to exercise any of its rights under any other documents executed in connection herewith or in connection with the Collateral against such party or against any other Person, including Genentech, the Parent or the Escrow Agent.
(b)     Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be construed as a delegation of duties to the Lender and (ii) the exercise by the Lender of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral.
(c)     This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Borrower for liquidation or reorganization, should the Borrower become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Borrower’s assets.
(d)     The Borrower agrees to make, execute, deliver or cause to be done, executed and delivered, from time to time, all such further acts, documents and things as the Lender may reasonably require for the purpose of perfecting or protecting its or their rights hereunder or otherwise giving effect to this Agreement, all promptly upon request therefor. The Borrower shall take or cause to be performed such acts and actions as shall be necessary or appropriate to assure that the security interests granted herein shall not become subordinate or junior to the security interests, liens or claims of any other Person.
ARTICLE IX

MISCELLANEOUS
Section 9.01     Notices and Deliveries. Except as otherwise expressly provided, all notices, communications and materials to be given or delivered pursuant to the Loan Documents shall be given or delivered in writing (which shall include telecopy transmissions) at the following respective addresses and telecopier numbers and to the attention of the following individuals or departments or at such other address or telecopier or telephone number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify:
(a) if to the Borrower or Parent, to it at:
Curis Royalty LLC
4 Maguire Road
Lexington, MA 02421
Attn: Secretary
Tel: (617) 503-6632
Fax: (617) 503-6501
Curis, Inc.
4 Maguire Road
Lexington, MA 02421
Attn: Chief Financial Officer
Tel: (617) 503-6632
Fax: (617) 503-6501
with copies (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Cynthia T. Mazareas, Esq.
Tel. (617) 526-6393
Fax: (617) 526-5000
(b) if to the Lender, to it at:
c/o HealthCare Royalty Partners III, L.P.
300 Atlantic Street
Suite 600
Stamford, CT 06901
Attn: John A. Urquhart
Email: John.Urquhart@hcroyalty.com

with copies (which shall not constitute notice) to:
HealthCare Royalty Partners III, L.P.
300 Atlantic Street
Suite 600
Stamford, CT 06901
Attn: Chief Legal Officer
Email: royalty-legal@hcroyalty.com

and

Morgan Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attn: Patricia F. Brennan
Email: patricia.brennan@morganlewis.com

Notices, communications and materials shall be deemed given or delivered when delivered or received at the appropriate address or telecopy number to the attention of the appropriate individual or department.
Section 9.02     Amounts Payable Due upon Request for Payment. All amounts payable by the Borrower under the Loan Documents shall, except as otherwise expressly provided, be immediately due upon request for the payment thereof.
Section 9.03     Rights Cumulative. Each of the rights and remedies of the Lender under the Loan Documents shall be in addition to all of its other rights and remedies under the Loan Documents and Applicable Law, and nothing in the Loan Documents shall be construed as limiting any such rights or remedies.

Section 9.04     Amendments; Waivers. Any term, covenant, agreement or condition of the Loan Documents to which the Borrower is a party may be amended, and any right under such Loan Documents may be waived, if, but only if, such amendment or waiver is in writing and is signed by the Lender and, in the case of an amendment, by the Borrower and, if its rights or obligations hereunder are affected thereby, by the Parent. Unless otherwise specified in such waiver, a waiver of any right under the Loan Documents shall be effective only in the specific instance and for the specific purpose for which given. No election not to exercise, failure to exercise or delay in exercising any right, nor any course of dealing or performance, shall operate as a waiver of any right of the Lender under the Loan Documents or Applicable Law, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of the Lender under the Loan Documents or Applicable Law.
Section 9.05     Set Off. The Lender is hereby authorized by the Borrower, at any time and from time to time, without notice, during any Event of Default, to set off against, and to appropriate and apply to the payment of, the Liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all Liabilities owing by the Lender or any of its Affiliates to Borrower (whether payable in Dollars or any other currency and whether matured or unmatured).
Section 9.06 Assignments.
(a)     No Loan Party may assign any of its rights or obligations under the Loan Documents without the prior written consent of the Lender, and no assignment of any such obligation shall release such Loan Party therefrom unless the Lender shall have consented to such release in a writing specifically referring to the obligation from which such Loan Party is to be released.
(b)     The Lender may assign any or all of its rights and obligations under the this Agreement and the other Loan Documents from time to time with, so long as no Default or Event of Default has occurred and is continuing at such time, the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed).
Section 9.07     Governing Law. The rights and duties of the Loan Parties and the Lender under this Agreement and the Notes (including matters relating to the Maximum Permissible Rate) shall be governed by the law of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Section 9.08      Judicial Proceedings; Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court and irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. Each party hereto waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 9.01, and service so made shall be deemed completed on the third Business Day after such service is deposited in the mail. Any judicial proceeding by any Loan Party against the Lender involving any Loan Document Related Claim shall be brought only in the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof. Nothing in any Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Parent or the Borrower or their respective properties in the courts of any jurisdiction. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING ANY LOAN DOCUMENT RELATED CLAIM.
Section 9.09      Severability of Provisions. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by Applicable Law, each Loan Party hereby waives any provision of Applicable Law that renders any provision of the Loan Documents prohibited or unenforceable in any respect.
Section 9.10      Confidentiality. For so long as this Agreement is in effect and for a period of two (2) years following the date of termination of this Agreement, the Loan Parties and the Lender shall comply with and be bound by the provisions set forth in Annex A hereto, with the party that discloses Confidential Information (as defined in Annex A) being the “Disclosing Party” and the party that receives Confidential Information being the “Recipient”; provided that in connection with any Disclosable Information (as defined in the Consent and Direction) such period shall be five (5) years after the end of the Term (as defined in the Consent and Direction), Lender agrees to be bound by the disclosure limitations in the Consent and Direction and Genentech shall be a third-party beneficiary of this Section 9.10 in connection with such Disclosable Information.
Section 9.11      Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.
Section 9.12      Entire Agreement. This Agreement and the Note embody the entire agreement between the Borrower and the Lender relating to the subject matter hereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.
Section 9.13     Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.14 Expenses; Indemnification.
(a) Each party hereto shall bear its own out-of-pocket cost and expenses (including legal fees) in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents. The Borrower agrees to pay (within five (5) days after the receipt of written notice from the Lender) all out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable and documented fees and expenses of the Lender’s legal counsel reasonably incurred by it in connection with the negotiation, preparation, execution and delivery of any and all amendments, modifications and supplements to this Agreement and the other Loan Documents), and, if an Event of Default exists, all out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable attorneys’ fees of the Lender’s legal counsel) incurred by the Lender in connection with the preservation and enforcement of the its rights under this Credit Agreement and the other Loan Documents (collectively, the “Borrower Expenses”).
(b)     The Borrower agrees to indemnify the Lender and its respective partners, directors, officers, employees, trustees, attorneys, agents and advisors (each such Person, including without limitation the Lender, being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities and related expenses and counsel fees and expenses (including without limitation the reasonable counsel fees and expenses incurred in the enforcement of any Loan Documents against any of the Loan Parties), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:
(i)     the execution, delivery and enforcement of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby;
(ii)     the use or misuse of the proceeds of the Loan;
(iii)     the fraudulent actions or misrepresentations of the Loan Parties or their Affiliates in connection with the transactions contemplated by this Agreement and the other Loan Documents, or any breach by any of the Loan Parties or their Affiliates of its obligations under this Agreement or any other Loan Document; or
(iv)     any claim, litigation, investigation or proceeding relating to any of the foregoing or relating to any transaction contemplated hereby, whether or not any Indemnitee is a party thereto;
provided that such indemnity shall not, as to any Indemnitee, apply to any such losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities or related expenses arising from gross negligence or willful misconduct of such Indemnitee or from Lender’s breach of Section 2.01 as determined in a final, non-appealable judgment by a court of competent jurisdiction.
(c)     The Parent agrees to indemnify each Indemnitee against, and to hold each Indemnitee harmless from, any and all losses, claims, actions, judgments, suits, disbursements,

penalties, damages, liabilities and related expenses and counsel fees and expenses (including without limitation the reasonable counsel fees and expenses incurred in the enforcement of any Loan Documents against any of the Loan Parties) (collectively, the “Indemnified Liabilities”), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of: (i) any representation, warranty or certification made by the Borrower and/or the Parent in this Agreement or certificates given by the Borrower and/or the Parent in writing pursuant hereto (other than in connection with any part of the representations and warranties under Section 4.11 proving to be incorrect or misleading in any material respect at any time) which is untrue, inaccurate or incomplete in any material respect or (ii) any breach of or default under any covenant or agreement by the Borrower and/or the Parent pursuant to this Agreement (other than any breach of or default under Sections 5.01(b), 5.05, 5.19, 5.20, 5.21, 5.22 or 5.24) and, if capable of being remedied, such breach or default shall continue unremedied for a period of thirty (30) days; provided that such indemnity shall not, as to any Indemnitee, apply to any such losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities or related expenses arising from the gross negligence or willful misconduct of such Indemnitee as determined in a final, non-appealable judgment by a court of competent jurisdiction.
(d)     The Parent agrees to indemnify each Indemnitee against, and to hold each Indemnitee harmless from, any and all Indemnified Liabilities incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of: (i) any breach of or default under Sections 5.01(b), 5.05, 5.19, 5.20, 5.21, 5.22 or 5.24) or (ii) any part of the representations and warranties under Section 4.11 proving to be incorrect or misleading in any material respect at any time; provided that such indemnity shall not, as to any Indemnitee, apply to any such losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities or related expenses arising from the gross negligence or willful misconduct of such Indemnitee as determined in a final, non-appealable judgment by a court of competent jurisdiction. Notwithstanding anything to the contrary in this Section 9.14(d), the Lender shall be permitted to pursue a claim directly against the Parent for any such Indemnified Liability under this Section 9.14(d) without first pursuing a claim directly against the Borrower and without proving that the Lender has suffered actual losses or damages (whether directly or indirectly).
(e)     Notwithstanding the foregoing clauses (c) and (d) of this Section 9.14, (x) no provision of this Agreement shall be deemed or may be construed to constitute a Guaranty or assurance by the Parent as to the amount of any Royalty Amount or of the value of the Collateral; (y) neither the Lender nor any other Indemnitee shall have any claim or recourse against the Parent for any Indemnified Liabilities arising from or in connection with any failure or other default by Genentech under the License Agreement or any delay, elimination or diminution of the amounts paid or payable by Genentech under Sections 8.5, 9.3, 9.4 or 14.1(b) of the License Agreement with respect to Royalty Amounts, in each case, unless such Indemnified Liabilities are caused by or resulting from an actual breach or default by Parent of any of its obligations under the License Agreement; and (z) neither the Lender nor any other Indemnitee shall have any recourse under this Agreement against the Parent, its assets or properties, except for claims expressly provided for under Section 9.14(c) and (d) and the Pledge Agreement, if executed and delivered in accordance with Section 5.23.

(f)     The provisions of this Section 9.14 shall survive termination of this Agreement, and shall remain operative and in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the occurrence of the Maturity Date, the invalidity, illegality, or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Lender. All amounts due under this Section 9.14 shall be payable within [**] Business Days following written demand therefor.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the Agreement Date.
CURIS ROYALTY LLC
By:/s/ James E. Dentzer
Name: James E. Dentzer
Title: Senior Vice President, Finance & Treasurer
& Secretary

CURIS, INC.
By:/s/ James E. Dentzer
Name: James E. Dentzer
Title: Chief Financial Officer & Chief
Administrative Officer

HEALTHCARE ROYALTY PARTNERS III, L.P.

By:	Healthcare Royalty Management, LLC,
its investment manager
By: /s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Founding Managing Partner

[Signature Page to Credit Agreement]

ANNEX A
1.     Proprietary Information. As used in this Agreement, the term “Proprietary Information” shall mean any scientific, technical, trade or business information possessed or obtained by, developed for or given to one party to this Agreement (“Disclosing Party”) which is treated by Disclosing Party as confidential or proprietary including, without limitation, formulations, techniques, methodology, assay systems, formulae, chemical structures, procedures, tests, equipment, data, computer software, documentation, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, financial information, information concerning the existence, scope or activities of any research, development, manufacturing, marketing or other projects of Disclosing Party, and any other confidential or proprietary information about or belonging to Disclosing Party’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others whether disclosed orally, visually, or in intangible form to the other party to this Agreement (“Recipient”). “Proprietary Information” does not include information which (i) was known by Recipient at the time it was disclosed, as evidenced by Recipient’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; or (iii) is lawfully and in good faith made available to Recipient by a third party who had the right to disclose such information to Recipient. References in this Annex to “this Agreement” shall be deemed to be references to this Annex or to the Credit Agreement to which this Annex is attached, as the context shall require.
2.     Nondisclosure, and Use of Proprietary Information. Recipient shall not, directly or indirectly, publish, disseminate or otherwise disclose, deliver or make available to any person any Proprietary Information except to (i) directors, employees contractors and agents of Recipient who reasonably require access to such information and who are under obligations of confidentiality to Recipient at least as stringent as those set forth in this Agreement to maintain the confidentiality of such Proprietary Information, (ii) third party consultants who have a need to know and who are under obligations of confidentiality to Recipient at least as stringent as those set forth in this Agreement to maintain the confidentiality of such Proprietary Information or (iii) such Recipient’s Affiliates, potential or actual acquirers, merger partners, licensees, permitted assignees, collaborators (including licensees), subcontractors, investment bankers, investors, limited partners, partners, lenders, or other financial partners, and their respective directors, employees, contractors and agents who have a need to know and who are under obligations of confidentiality to Recipient at least as stringent as those set forth in this Agreement to maintain the confidentiality of such Proprietary Information. If required, Recipient may disclose the Proprietary Information to a government authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like information and reasonable advance notice is given to Disclosing Party. Recipient shall use the Proprietary Information solely for the purpose of evaluating the potential relationship between the parties or for such other purposes as may be approved by Disclosing Party in writing. Recipient shall not use the Proprietary Information for the benefit of any party other than Disclosing Party, absent a separate agreement that permits

Annex A-1

such use. Upon request by Disclosing Party, Recipient shall promptly return to Disclosing Party all Proprietary Information including all copies thereof or destroy such Proprietary Information except that Recipient may retain one copy thereof solely for the purpose of determining the extent of its obligations hereunder.
3. Nothing in this Agreement shall be interpreted as a grant of any rights to Disclosing Party’s intellectual property.
4.     Recipient shall adhere to the U.S. Export Administration Laws and Regulations and shall not export or re-export any technical data received from Disclosing Party hereunder or the direct product of such technical data to any proscribed country listed in the U.S. Export Administration Regulations unless properly authorized by the U.S. Government.

Annex A-2

Schedule 1.01

Country	Serial No.	Publication/ Patent No.
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Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

Schedule 8.01(a)(iii)
Commercial Tort Claims
None.

EXHIBIT A
FORM OF PROMISSORY NOTE
March __, 2017
FOR VALUE RECEIVED, CURIS ROYALTY LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to the order of HEALTHCARE ROYALTY PARTNERS III, L.P., a Delaware limited partnership (the “Lender”), the unpaid principal amount of the Loan made by the Lender under the Credit Agreement referred to below, on the Closing Date pursuant to Section 2.04 of the Credit Agreement, and to pay interest on the principal amount of the Loan (including principal consisting of capitalized interest on the Loan) and any default interest on the dates and at the rate specified in or determined pursuant to Sections 2.03 and 2.04 of the Credit Agreement. All payments due the Lender hereunder shall be made to the Lender at the place, in the type of money and funds and in the manner specified in Section 2.08 of the Credit Agreement.
Presentment, demand, protest, notice of dishonor and notice of intent to accelerate are hereby waived by the undersigned.
This Promissory Note evidences the Loan made under, and is entitled to the benefits of, and subject to the burdens of, the Credit Agreement, dated as of March 6, 2017, between the Borrower and the Lender, as the same may be amended from time to time, including but not limited to the security interest granted by the Borrower to the Lender thereunder. Reference is made to such Credit Agreement, as so amended, for provisions relating to the prepayment and the acceleration of the maturity hereof.
The holder of this Note is authorized to record on the grid annexed hereto or on a continuation thereof the date and amount of the Loan made pursuant to the Credit Agreement, and the date and amount of each payment or repayment of principal thereof; provided, however, that the failure to make any such recordation shall not affect the obligations of any Loan Party in respect of such Loan.
This Promissory Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the law of the State of New York.
CURIS ROYALTY LLC
By:

A-1

GRID

NOTE

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Notation Made By

A-2

EXHIBIT B

CONSENT AND ACKNOWLEDGEMENT OF PAYMENT DIRECTION
Incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

B-1

EXHIBIT C
[FORM OF LIMITED RECOURSE PLEDGE AGREEMENT]

[FORM OF] LIMITED RECOURSE PLEDGE AGREEMENT
made by
CURIS, INC.
in favor of
HEALTHCARE ROYALTY PARTNERS III, L.P.,
as Lender
Dated as of [_____], 2017

TABLE OF CONTENTS

Page

SECTION 1.	DEFINED TERMS 1

1.1	Definitions 1

1.2	Other Definitional Provisions 2

SECTION 2.	GRANT OF SECURITY INTEREST 3

SECTION 3.	REPRESENTATIONS AND WARRANTIES 3

3.1	Title; No Other Liens 3

3.2	Perfected First Priority Liens 3

3.3	Jurisdiction of Organization; Chief Executive Office 4

3.4	[Reserved] 4

3.5	Investment Property 4

SECTION 4.	COVENANTS 4

4.1	Delivery of Certificated Securities 4

4.2	[Reserved] 4

4.3	Maintenance of Perfected Security Interest; Further Documentation 4

4.4	Changes in Name, etc 5

4.5	Notices 5

4.6	Investment Property 5

SECTION 5.	REMEDIAL PROVISIONS 5

5.1	Pledged Stock 5

5.2	Proceeds to be Turned Over To Lender 6

5.3	Application of Proceeds 7

5.4	Code and Other Remedies 7

5.5	Private Sales 7

SECTION 6.	THE LENDER 8

6.1	Lender’s Appointment as Attorney-in-Fact, etc 8

6.2	Duty of Lender 9

6.3	Authorization of Financing Statements 10

SECTION 7.	MISCELLANEOUS 10

7.1	Amendments; Waivers 10

7.2	Notices 10

7.3	No Waiver by Course of Conduct; Cumulative Remedies 10

7.4	Enforcement Expenses; Indemnification 10

i

TABLE OF CONTENTS
(continued)
Page

7.5	Successors and Assigns 11

7.6	[Reserved] 11

7.7	Counterparts 11

7.8	Severability 11

7.9	Section Headings 11

7.10	Integration 11

7.11	Governing Law 12

7.12	JUDICIAL PROCEEDINGS; WAIVER OF JURY TRIAL 12

7.13	Acknowledgements 12

7.14	Releases 13
SCHEDULES
Schedule 1 Investment Property
Schedule 2 Perfection Matters
Schedule 3 Jurisdiction of Organization and Chief Executive Office

ii

[FORM OF] LIMITED RECOURSE PLEDGE AGREEMENT
LIMITED RECOURSE PLEDGE AGREEMENT, dated as of [_____], 2017, made by Curis, Inc. (the “Grantor”), in favor of HealthCare Royalty Partners III, L.P. (the “Lender”). Any capitalized term utilized herein shall have the meaning as specified in the Credit Agreement (defined below), unless such term is otherwise specifically defined herein.
W I T N E S S E T H:
WHEREAS, pursuant to that certain Credit Agreement, dated as of March 6, 2017, among Curis Royalty LLC, a Delaware limited liability company (“Borrower”), Grantor and the Lender (as the same may hereafter be amended, restated, renewed, supplemented, replaced, extended or otherwise modified from time to time, the “Credit Agreement”), the Lender has agreed to make a loan to the Borrower (the “Loan”) upon the terms and subject to the conditions set forth therein;
WHEREAS, the Borrower is a member of an affiliated group of companies that includes the Grantor;
WHEREAS, the Borrower and the Grantor are engaged in related businesses, and the Grantor is deriving substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;
NOW, THEREFORE, for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follow:
SECTION I. DEFINED TERMS
1.1    Definitions.
(a)    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Certificated Security.
(b)    The following terms shall have the following meanings:
“Agreement”: this Pledge Agreement, as the same may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.
“Borrower Obligations”: the Secured Obligations (as such term is defined in the Credit Agreement).
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Collateral”: as defined in Section 2.

“Collateral Account”: any collateral account established by the Lender as provided in Section 5.2.
“Grantor”: as defined in the preamble hereto.
“Investment Property”: the collective reference to (i) all Pledged Stock (ii) any other “investment property” (as such term is defined in Section 9-102(a)(49) of the New York UCC) issued by the Borrower to the Grantor in connection with such Pledged Stock.
“Issuers”: the collective reference to each issuer of any Investment Property.
“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
“Obligations”: the collective reference to (i) all obligations and liabilities of the Grantor which may arise under or in connection with this Agreement, in each case whether on account of reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Lender that are required to be paid by the Grantor pursuant to the terms of this Agreement or any other Loan Document), and (ii) the Borrower Obligations.
“Pledged Stock”: the shares of Capital Stock listed on Schedule 1 (and any replacements of such Pledged Stock).
“Proceeds”: all “proceeds”, as such term is defined in Section 9-102(a)(64) of the New York UCC, of the Investment Property, and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
“Requirement of Law”: as to any Person, the certificate of incorporation and by‑laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Securities Act”: the Securities Act of 1933, as amended.
1.2    Other Definitional Provisions.
(a)    The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to the Grantor, shall refer to the Grantor’s Collateral or the relevant part thereof.
SECTION 2. GRANT OF SECURITY INTEREST; LIMIT ON RECOURSE
2.1    The Grantor hereby assigns and transfers to the Lender, and hereby grants to the Lender a security interest in, all of the following property now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:
(a)    all Investment Property;
(b)    all books and records pertaining to the Collateral; and
(c)    all Proceeds.
2.2    Notwithstanding anything to the contrary stated in this Agreement, the Credit Agreement or any other Loan Document or Transaction Document (as those terms are defined in the Credit Agreement), the recourse of the Lender under this Agreement, including the satisfaction of any claims hereunder, or the exercise of any rights and remedies hereunder, is limited solely to the Collateral, and the Lender shall have no claim under this Agreement against the Grantor or any other asset of the Grantor for the satisfaction of any of the Obligations. Without limiting the foregoing, the Lender hereby waives any deficiency claims against the Grantor. Additionally, the Collateral shall not include any Excluded Collateral (as defined in the Credit Agreement) or any proceeds thereof.
SECTION 3. REPRESENTATIONS AND WARRANTIES
The Grantor hereby represents and warrants to the Lender that:
3.1    Title; No Other Liens. Except for the security interest granted to the Lender pursuant to this Agreement, the Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. Other than Uniform Commercial Code precautionary financing statements, no valid and effective financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Lender pursuant to this Agreement.
3.2    Perfected First Priority Liens. The security interests granted pursuant to this Agreement create in favor of the Lender, a legal and valid security interest in the Collateral. In the case of the certificated Pledged Stock, when stock certificates representing such Pledged Stock are delivered to the Lender (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral granted hereunder, when financing statements specified on Schedule 2 in appropriate form are filed in the offices specified on Schedule 2, the security interest granted hereunder shall constitute a fully perfected Lien (to the extent such Lien can be perfected by filing or, with respect to the Pledged Stock, possession and then with respect to such Collateral such Lien shall be perfected only to the extent perfection is required hereunder) on, and security interest in, all right, title and interest of the Grantor in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior in right to any other Person.
3.3    Jurisdiction of Organization; Chief Executive Office. On the date hereof, the Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of the Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 3.
3.4    [Reserved].
3.5    Investment Property.
(a)    The shares of Pledged Stock pledged by the Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer of the Pledged Stock.
(b)    All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.
(c)    The Grantor is the record and beneficial owner of, and has legally valid rights in, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the Liens created by this Agreement.
SECTION 4. COVENANTS
The Grantor covenants and agrees with the Lender that, from and after the date of this Agreement until the Obligations shall have been paid in full (other than contingent indemnification obligations not then due) and the Commitments shall have terminated:
4.1    Delivery of Certificated Securities. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Certificated Security, such Certificated Security shall be promptly delivered to the Lender, duly indorsed in a manner reasonably satisfactory to the Lender, to be held as Collateral pursuant to this Agreement,
4.2    [Reserved].
4.3    Maintenance of Perfected Security Interest; Further Documentation.
(a)    Subject to the limitations and exceptions set forth in the Loan Documents, the Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.
(b)    The Grantor will furnish to the Lender from time to time statements and schedules further identifying and describing the assets and property of the Grantor constituting Collateral and such other reports in connection therewith as the Lender may reasonably request, all in reasonable detail.
(c)    Subject to the limitations and exceptions set forth in the Loan Documents, at any time and from time to time, upon the written request of the Lender, and at the sole expense of the Grantor, the Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) authorize the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property and any other relevant Collateral, taking any actions necessary to enable the Lender to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto; provided, that Grantor shall not be required to enter into control agreement with any securities intermediary maintaining any Securities Account in which any Collateral is credited thereto.
4.4    Changes in Name, etc. The Grantor will not, except upon 15 days’ (or such shorter time period as the Lender may agree) prior written notice to the Lender and delivery to the Lender of all additional financing statements and other documents reasonably requested by the Lender to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 3.3 or (ii) change its name.
4.5    Notices. The Grantor will advise the Lender promptly, in reasonable detail, of any Lien (other than security interests created hereby) on any of the Collateral.
4.6    Investment Property. If the Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, the Grantor shall accept the same as the agent of the Lender, hold the same in trust for the Lender and deliver the same forthwith to the Lender in the exact form received, duly indorsed by the Grantor to the Lender, if required, together with an undated stock power covering such certificate duly executed in blank by the Grantor and with, if the Lender so requests, signature guaranteed, to be held by the Lender, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Lender to be held by it hereunder as additional collateral security for the Obligations.
SECTION 5. REMEDIAL PROVISIONS
5.1    Pledged Stock.

(a)    Unless an Event of Default shall have occurred and be continuing and the Lender shall have given notice to the Grantor of the Lender’s intent to exercise its corresponding rights pursuant to Section 5.1(b), the Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock to the extent permitted pursuant to the terms of the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property.
(b)    If an Event of Default shall occur and be continuing and the Lender shall give notice of its intent to exercise such rights to the Grantor, (i) the Lender shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property (excluding the Excluded Collateral) and make application thereof to the Obligations in such order as set forth in Section 5.3, and (ii) any or all of the Investment Property shall be registered in the name of the Lender or its nominee, and the Lender or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by the Grantor or the Lender of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Lender may determine), all without liability except to account for property actually received by it, but the Lender shall have no duty to the Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
(c)    The Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by the Grantor hereunder to (i) comply with any instruction received by it from the Lender in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Grantor, and the Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property (excluding the Excluded Collateral) directly to the Lender.
5.2    Proceeds to be Turned Over To Lender. If an Event of Default shall occur and be continuing, upon the request of the Lender, all Proceeds (excluding the Excluded Collateral) received by the Grantor consisting of cash, checks and other near-cash items shall be held by the Grantor in trust for the Lender, segregated from other funds of the Grantor, and shall, forthwith upon receipt by the Grantor, be turned over to the Lender in the exact form received by the Grantor (duly indorsed by the Grantor to the Lender, if required). All Proceeds received by the Lender hereunder shall be held by the Lender in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Lender in a Collateral Account (or by the

Grantor in trust for the Lender) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.3.
5.3    Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Lender’s election, the Lender may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Obligations.
5.4    Code and Other Remedies. If an Event of Default shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice as required below or by law) to or upon the Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Grantor, which right or equity is hereby waived and released. The Lender shall apply the net proceeds of any action taken by it pursuant to this Section 5.4, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with Section 5.3, and only after such application and after the payment by the Lender of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Lender account for the surplus, if any, to the Grantor. To the extent permitted by applicable law, the Grantor waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by them of any rights hereunder. The Lender shall give the Grantor not less than 10 days’ prior notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral which is of a type customarily sold on a recognized market.
5.5    Private Sales. The Grantor recognizes that the Lender may be compelled, during the exercise of its rights and remedies upon and after the occurrence and during the continuation of an Event of Default, to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not, for such reason, be deemed to have been made in a commercially unreasonable manner. The Lender shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so. The Grantor agrees to use its best efforts to do or cause to be done all such acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 5.5 valid and binding and in compliance with any and all other applicable Requirements of Law.
SECTION 6. THE LENDER
6.1    Lender’s Appointment as Attorney-in-Fact, etc.
(a)    The Grantor hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Grantor hereby gives the Lender the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, to do any or all of the following:
(i)    in the name of the Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due with respect to any Collateral whenever payable;
(ii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;
(iii)    execute, in connection with any sale provided for in Section 5.4 or 5.5, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
(iv)    (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (2)   ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3)   sign and indorse any assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against the Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Lender may deem appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and do, at the Lender’s option and the Grantor’s expense, at any time, or from time to time, all acts and things which the Lender deems necessary to protect, preserve or realize upon the Collateral and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Grantor might do.
Anything in this Section 6.1(a) to the contrary notwithstanding, the Lender agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.
(b)    If the Grantor fails to perform or comply with any of its agreements contained herein, the Lender, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c)    Subject to Section 7.16 of this Agreement, the expenses of the Lender incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the rate of interest on Loans under Section 2.03(a) of the Credit Agreement at the “default” rate (i.e., as if there had occurred and is continuing an Event of Default (as defined in the Credit Agreement) thereunder), from the date of payment by the Lender to the date reimbursed by the Grantor, shall be payable by the Grantor to the Lender on demand.
(d)    The Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
6.2    Duty of Lender. The Lender’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Lender deals with similar property for its own account. Neither the Lender nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Lender hereunder are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
6.3    Authorization of Financing Statements. Pursuant to any applicable law, the Grantor authorizes the Lender to file or record financing statements with respect to the Collateral without the signature of the Grantor in such form and in such offices as the Lender determines appropriate to perfect the security interests of the Lender under this Agreement. The Grantor hereby ratifies and authorizes the filing by the Lender of any financing statement with respect to the Collateral made prior to the date hereof.
SECTION 7. MISCELLANEOUS
7.1    Amendments; Waivers. Any term, covenant, agreement or condition of this Agreement may be amended, and any right under this Agreement may be waived, if, but only if, such amendment or waiver is in writing and is signed by the Lender and by the Grantor. Unless otherwise specified in such waiver, a waiver of any right under this Agreement shall be effective only in the specific instance and for the specific purpose for which given. No election not to exercise, failure to exercise or delay in exercising any right, nor any course of dealing or performance, shall operate as a waiver of any right of the Lender under this Agreement or Applicable Law, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of the Lender under this Agreement or Applicable Law.
7.2    Notices. All notices or other written communications hereunder shall be made in accordance with Section 9.01 of the Credit Agreement.
7.3    No Waiver by Course of Conduct; Cumulative Remedies. The Lender shall not by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
7.4    Enforcement Expenses; Indemnification. Subject to Section 2.2 and Section 7.16 of this Agreement,
(a)    The Grantor agrees to pay or reimburse the Lender for all its costs and expenses incurred in enforcing or preserving any rights under this Agreement, including, without limitation, the fees and disbursements of counsel as required of the Borrower pursuant to Section 9.14 of the Credit Agreement.
(b)    The Grantor agrees to pay, and to save the Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
(c)    The Grantor agrees to pay, and to save the Lender harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 9.14 of the Credit Agreement.
(d)    The agreements in this Section 7.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
7.5    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Grantor and shall inure to the benefit of the Lender and its successors and assigns; provided that the Grantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Lender.
7.6    [Reserved].
7.7    Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law.
7.8    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
7.9    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
7.10    Integration. This Agreement and the other Loan Documents represent the agreement of the Grantor and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

7.11    Governing Law. The rights and duties of Grantor and the Lender under this Agreement shall be governed by the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
7.12    JUDICIAL PROCEEDINGS; WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.01 OF THE CREDIT AGREEMENT, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED ON THE THIRD BUSINESS DAY AFTER SUCH SERVICE IS DEPOSITED IN THE MAIL. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING ANY CLAIM OR DISPUTE (WHETHER ARISING UNDER APPLICABLE LAW, UNDER CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT, THE RELATIONSHIPS ESTABLISHED HEREUNDER OR ANY ACTIONS OR CONDUCT HEREUNDER OR WITH RESPECT HERETO, WHETHER SUCH CLAIM OR DISPUTE ARISES OR IS ASSERTED BEFORE OR AFTER THE CLOSING DATE OR BEFORE OR AFTER THE REPAYMENT DATE.
7.13    Acknowledgements. The Grantor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b)    the Lender does not have any fiduciary relationship with or duty to the Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantor, on the one hand, and the Lender and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Grantor and the Lender.
7.14    Releases. At such time as the Loan and the Obligations shall have been paid in full, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Lender and the Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantor. At the request and sole expense of the Grantor following any such termination, the Lender shall deliver to the Grantor any Collateral held by the Lender hereunder. Upon any such termination of the security interests or release of Collateral, as the case may be, referred to in this clause, the Lender will, at the expense of the Grantor, execute and deliver to the Grantor such documents, as the Grantor shall reasonably request to evidence the termination of the security interests or the release of such Collateral, as the case may be, including without limitation, subordination or nondisturbance agreements, in form and substance satisfactory to the Grantor.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

CURIS, INC.,
as Grantor

By:	Name:
Title:

Signature page to Pledge Agreement

HEALTHCARE ROYALTY PARTNERS III, L.P., as Lender

By:	Healthcare Royalty Management, LLC,
its investment manager
By:
Name: Clarke B. Futch
Title: Founding Managing Partner

Signature page to Pledge Agreement

Schedule 1
DESCRIPTION OF INVESTMENT PROPERTY
Pledged Stock:

Issuer	Holder	Class of Stock	Stock Certificate No.	No. of Shares
Curis Royalty, LLC	Curis, Inc.	[____]	[____]	[____]

Schedule 2
FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS
Uniform Commercial Code Filings
Secretary of State of Delaware
Actions with respect to Pledged Stock
[None]

Schedule 3
LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Grantor Curis, Inc.	Jurisdiction of Organization Delaware	Location of Chief Executive Office 4 Maguire Road Lexington, Massachusetts 02421

ACKNOWLEDGEMENT AND CONSENT
The undersigned hereby acknowledges receipt of a copy of the Pledge Agreement dated as of [____], 2017 (the “Agreement”), made by the Grantor party thereto for the benefit of HealthCare Royalty Partners III, L.P., as Lender. The undersigned agrees for the benefit of the Lender as follows:
1.    The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.
2.    The undersigned will notify the Lender promptly in writing of the occurrence of any of the events described in Section 4.6 of the Agreement.
3.    The terms of Sections 5.1(c) and 5.5 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.1(c) or 5.5 of the Agreement.
[NAME OF ISSUER]
By:_______________________________________
Name:
Title:
Address for Notices:
_________________________________________
_________________________________________
_________________________________________
Fax: